Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

American Homes 4 Rent,

AMH Portfolio One, LLC,

Beazer Pre-Owned Rental Homes, Inc.

and

KKR Fund Holdings L.P.

(solely for purposes of agreeing to be bound by

Section 2.10, Section 10.3 and Article 12 hereof)

Dated as of July 1, 2014

i

4.17	Insurance	42
4.18	Affiliates	42
4.19	Company Property	43
4.20	Title to Assets	44
4.21	Leases	44
4.22	Improvements	45
4.23	Absence of Certain Business Practices	45
4.24	Investment Company Act	45
4.25	Vote Required	46
4.26	Privacy; Data Security.	46
4.27	No Other Broker	46
4.28	Disclosure	46
4.29	Control Share Acquisition Act	46
4.30	No Other Representations or Warranties	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

5.1	Formation and Qualification	47
5.2	Authorization; Enforceability	47
5.3	No Defaults or Conflicts.	48
5.4	Permits	48
5.5	Litigation	49
5.6	Capital Structure.	49
5.7	SEC Filings; Financial Statements.	50
5.8	Disclosure Documents	52
5.9	Material Contracts	52
5.10	Taxes	52
5.11	Investment Company Act	55
5.12	Investment Intent; Restricted Securities	55
5.13	No Rights Plan	55
5.14	Brokerage	56
5.15	Parent’s and Merger Sub’s Examination	56

ARTICLE VI COVENANTS OF THE COMPANY

6.1	Conduct of Business	56
6.2	Access to Information; Confidentiality.	59
6.3	Exclusivity	60
6.4	Redemption of Accommodation Shares	60
6.5	Agreements with Beazer	60

ARTICLE VII COVENANTS OF PARENT AND THE COMPANY

7.1	Registration; Reservation and Listing.	61
7.2	Indemnification and Insurance.	65
7.3	Regulatory Approval; Consents.	66
7.4	Sales and Transfer Taxes	67

7.5	Personnel Matters.	68
7.6	Public Announcements	69
7.7	WARN Act Notice	70
7.8	Tax Matters.	70
7.9	Merger Sub	74
7.10	Distributions	74
7.11	Approval of Stockholders	74

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

8.1	Material Adverse Effect	74
8.2	Representations and Warranties	74
8.3	Performance	75
8.4	Written Consent; Dissenting Stockholders	75
8.5	Terminated Agreements	75
8.6	Redemption of Accommodation Shares	75
8.7	Maximum Liabilities	75
8.8	No Prohibition or Injunction	75
8.9	Section 368 Opinion	75
8.10	REIT Opinion	76
8.11	Closing Deliveries	76

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

9.1	Parent Material Adverse Effect	78
9.2	Representations and Warranties	78
9.3	Performance	79
9.4	Section 368 Opinion	79
9.5	REIT Opinion	79
9.6	Closing Deliveries	79

ARTICLE X INDEMNIFICATION; ESCROW; STOCKHOLDERS’ REPRESENTATIVE

10.1	Indemnification	80
10.2	Release From Escrow.	84
10.3	Stockholders’ Representative	85

ARTICLE XI TERMINATION OF AGREEMENT

11.1	Termination.	86
11.2	Survival After Termination	87

ARTICLE XII MISCELLANEOUS

12.1	Expense	88
12.2	Governing Law and Jurisdiction.	88
12.3	Waiver of Jury Trial	88

12.4	Binding Effect; Persons Benefiting; No Assignment	88
12.5	Amendments	88
12.6	Interpretation	88
12.7	Counterparts	89
12.8	Entire Agreement; Schedules	89
12.9	Severability	89
12.10	Waiver	89
12.11	Notices	90
12.12	Specific Performance; Injunctive Relief	91
12.13	Attorney-Client Privilege and Conflict Waiver.	91

EXHIBITS AND SCHEDULES:

Exhibit A	Form of Stockholder Written Consent and Agreement
Exhibit B	Form of Equity Award Acknowledgment, Release and Indemnity Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of IP License Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Non-Solicitation Agreement
Exhibit G	Form of Articles of Merger
Exhibit H	Form of Certificate of Merger
Exhibit I	Sample Calculation of Net Adjusted Working Capital

Schedule I	Incremental Net Book Value

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2014 (this “Agreement”), is made by and among American Homes 4 Rent, a Maryland real estate investment trust (“Parent”), AMH Portfolio One, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Beazer Pre-Owned Rental Homes, Inc., a Maryland corporation (the “Company”), and KKR Fund Holdings L.P., a Cayman Islands limited partnership (the “Stockholders’ Representative”) (solely for purposes of agreeing to be bound by Section 2.10, Section 10.3 and Article 12 hereof).

WHEREAS, the board of trustees of Parent, the board of directors of the Company and the sole member of Merger Sub have each declared that it is advisable and in the best interests of Parent, the Company and Merger Sub and the stockholders of the Company and the sole member of Merger Sub, as applicable, to consummate, and each have approved, this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Merger Sub (the “Merger”) in a transaction intended to qualify as a reorganization under Section 368 of the Code;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, (i) the holders of 100% of the outstanding Company Common Stock as of the date hereof are each delivering a written consent and agreement with respect to this Agreement and the transactions contemplated hereby in substantially the form attached hereto as Exhibit A (the “Written Consents”), and (ii) the holders of 100% of the outstanding Company Stock Options and Company RSU Awards as of the date hereof are each delivering an equity award acknowledgment, release and indemnity agreement in the form attached hereto as Exhibit B (the “Equity Award Acknowledgment, Release and Indemnity Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities and Exchange Act of 1934, as amended.

“Accommodation Shares” has the meaning set forth in Section 4.6(a).

“Accounting Firm” has the meaning set forth in Section 2.11(e).

“Affiliate” of any particular Person means any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Each of Beazer and KKR Capital Markets LLC shall be deemed to be an Affiliate of the Company. For purposes of Section 7.5, Malibu Management, Inc. shall be deemed to be an Affiliate of Parent.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any state, local or foreign income Tax Law).

“Aggregate Share Value” has the meaning set forth in Section 2.6(a).

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Escrow Agreement, the IP License Agreement, the Non-Solicitation Agreement and the Lock-Up Agreement.

“Applicable Employee” has the meaning set forth in Section 7.5(a).

“Applicable Employing Entity” has the meaning set forth in Section 7.5(a).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Beazer” means Beazer Homes USA, Inc., a Delaware corporation.

“Book-Entry Shares” has the meaning set forth in Section 3.1.

“BRSC” has the meaning set forth in Section 7.8(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Atlanta, Georgia or Los Angeles, California are authorized or required by Law or executive order to close.

“Cap” has the meaning set forth in Section 10.1(d).

“Cash and Cash Equivalents” of any Person means, without duplication, such Person’s cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with past practices and principles, but shall not include cash against which uncleared checks, drafts, wire transfers or other debits were issued on or prior to the date of determination.

“Certificate” has the meaning set forth in Section 2.6(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Deficiency” has the meaning set forth in Section 2.11(g)(i).

“Closing Adjustment Surplus” has the meaning set forth in Section 2.11(g)(iv).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Liabilities” means an amount equal to the total liabilities of the Company and its Subsidiaries as such amount would be reflected on a consolidated balance sheet of the Company as of immediately prior to the Closing, calculated in accordance with GAAP, but excluding (a) any Indebtedness of the Company and its Subsidiaries that remains outstanding as of immediately prior to the Closing and (b) any Transaction Expenses that remain outstanding as of immediately prior to the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company 401(k) Plan” has the meaning set forth in Section 7.5(d).

“Company Common Stock” has the meaning set forth in Section 2.6(a).

“Company Credit Agreement” means that certain Revolving Credit Agreement, dated as of July 31, 2013, as amended to date, among the Property Owners from time to time party thereto, each as a Borrower, Beazer Pre-Owned Management, LLC, as the Master Asset Manager solely with respect to Sections referenced therein, POH Financing Trust Owner, LLC, as the Borrower Representative, U.S. Bank National Association, as Calculation Agent and Paying Agent, Bank of America, National Association, as Sole Lead Arranger, Agent and a Lender, and KeyBank National Association, as Syndication Agent and a Lender, and the Lenders from time to time party thereto.

“Company Insurance Policies” has the meaning set forth in Section 4.17.

“Company Material Adverse Effect” means any event, fact, circumstance, change or effect (each, an “Effect”) (a) that is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to timely perform its obligations under this Agreement or to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a), “Company Material Adverse Effect” shall not include any Effect to the extent arising out of or resulting from (i) any failure of the Company to meet any earnings, revenue or other projections or forecasts in and of itself (it being understood and agreed that any Effect giving rise or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any Effect that affects the residential real estate ownership and leasing industry generally, (iii) any Effect in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any Effect in the legal or regulatory conditions in the geographic regions in which the Company and its Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) Parent’s identity, the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, excluding any litigation arising therefrom brought by any Securityholder, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) acts of God, including earthquakes, hurricanes or other natural disasters, or (ix) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (v) and (ix) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the residential real estate ownership and leasing industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the residential real estate ownership and leasing industry in the geographic regions in which the Company and its Subsidiaries operate or own or lease properties.

“Company Permits” has the meaning set forth in Section 4.8.

“Company Property” and “Company Properties” have the meanings set forth in Section 4.19(a).

“Company RSU Award” has the meaning set forth in Section 2.8(b).

“Company Stock Options” has the meaning set forth in Section 2.8(a).

“Company Stock Plan” means the Beazer Pre-Owned Rental Homes, Inc. 2012 Equity Incentive Plan.

“Competing Transaction” has the meaning set forth in Section 6.3.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“DLLCA” has the meaning set forth in Section 2.1.

“Effect” has the meaning set forth within the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Pension Plans” has the meaning set forth in Section 4.14(a).

“Employee Plans” has the meaning set forth in Section 4.14(a).

“Employee Welfare Plans” has the meaning set forth in Section 4.14(a).

“Employment Agreement” has the meaning set forth in Section 8.11(l).

“Environmental Laws” means any applicable Law relating to (i) pollution or the protection of the environment (including air, surface water, groundwater, land surface or subsurface land) or human health and safety, or (ii) the production, handling, use, storage, presence, disposal, transportation, release or threatened release of any Hazardous Material.

“Equity Award Acknowledgment, Release and Indemnity Agreement” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account” means the account established with the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement by and among Parent, the Stockholders’ Representative and the Escrow Agent substantially in the form set forth as Exhibit C hereto.

“Escrow Amount” means $5,000,000.

“Escrow Limitation” has the meaning set forth in Section 10.1(d).

“Essential Company Representations” has the meaning set forth in Section 8.2.

“Essential Parent Representations” has the meaning set forth in Section 9.2.

“Estimated Closing Adjustment Amount” means an amount equal to (i) the Estimated Closing Cash, plus or minus (ii) the amount of the adjustment pursuant to Section 2.11(b), minus (iii) the Estimated Closing Indebtedness, minus (iv) the Estimated Closing Transaction Expenses.

“Estimated Closing Cash” has the meaning set forth in Section 2.11(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.11(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.11(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.11(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.11(a).

“Estimated Net Adjusted Working Capital” has the meaning set forth in Section 2.11(a).

“Exchange Agent” has the meaning set forth in Section 3.1.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Expense Fund Amount” means $20,000.

“Final Closing Adjustment Amount” means an amount equal to (i) the Final Closing Cash, plus or minus (ii) the amount that Net Adjusted Working Capital is greater than or less than the Estimated Net Adjusted Working Capital, minus (iii) the Final Closing Indebtedness, minus (iv) the Final Closing Transaction Expenses, in each case as set forth on the Final Closing Statement.

“Final Closing Cash” has the meaning set forth in Section 2.11(c).

“Final Closing Indebtedness” has the meaning set forth in Section 2.11(c).

“Final Closing Statement” means the Preliminary Closing Statement as revised to reflect the final resolution of any items set forth in the Notice of Disagreement, if any, pursuant to Section 2.11.

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.11(c).

“Financial Statements” means (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013, and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the period then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2014, and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the five-month period then ended.

“Founder’s Shares Stock Grant Award” means that certain Founder’s Shares Stock Grant Award, dated May 3, 2012, by and between Beazer Rental OpCo, LLC, a Delaware limited liability company, and Beazer Pre-Owned Rental Homes, Inc., a Maryland corporation.

“Free Writing Prospectus” shall mean any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Fully-Diluted Capital Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, plus (ii) all unissued Shares (as defined in the Founder’s Shares Stock Grant Award) that, pursuant to an award certificate issued pursuant to the Founder’s Shares Stock Grant Award, are subject to accelerated issuance in connection with a Change of Control (as defined in the Founder’s Shares Stock Grant Award) pursuant to Article

III, Section (b)(iii) of such award certificate, plus (iii) the aggregate number of shares of Company Common Stock underlying all Company RSU Awards which are unexercised and outstanding immediately prior to the Effective Time, plus (iv) the aggregate number of shares of Company Common Stock underlying all Company Stock Options which are unexercised and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Good Faith Defense” has the meaning set forth in Section 10.1(f).

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States, municipality or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Hazardous Material” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; and (ii) any other hazardous substance, the use, transportation, presence or disposition of which is regulated by Law or by any Governmental Authority, including any petroleum product or by-product, friable asbestos, lead or polychlorinated biphenyls, urea formaldehyde, mold, methane, radioactive material or radon.

“Incremental Net Book Value” means, with respect to the Company, an amount equal to (i) the aggregate amount expended by the Company or any of its Subsidiaries in connection with the acquisition of all Company Property acquired by the Company or any of its Subsidiaries subsequent to April 1, 2014, minus (ii) the aggregate amount received by the Company or any of its Subsidiaries in connection with the disposition of all Company Property sold by the Company or any of its Subsidiaries subsequent to April 1, 2014, in each case calculated in the manner set forth on Schedule I.

“Indebtedness” means, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets acquired by such Person, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnified Person” has the meaning set forth in Section 10.1(f).

“Indemnifying Person” has the meaning set forth in Section 10.1(f).

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Intellectual Property Rights” means all intellectual property rights in or to all U.S. or foreign: (i) trademarks, service marks, trade names, logos, corporate names, Internet domain names, trade dress, design rights and other source identifiers, and the goodwill associated therewith, and all registrations or applications for registration thereof; (ii) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (iii) copyrightable works and copyrights, database rights and moral rights in both published works and unpublished works, in any and all media whether registered or unregistered, and all registrations or applications for registration thereof; (iv) computer software and licenses; and (v) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes, ideas and formulae, models, drawings, methodologies and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise.

“Interim Financial Reports” means the (i) Summary of Cash Balances – Settled as of May 31, 2014, (ii) Payables Aging Report as of May 31, 2014 and (iii) the Trial Balance report as of May 31, 2014 made available to Parent prior to the date hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP License Agreement” means the Intellectual Property License Agreement between Beazer Homes Holding Corp. and the Surviving Entity, substantially in the form set forth as Exhibit D hereto.

“IRS” means the United States Internal Revenue Service or any successor entity thereto.

“King & Spalding” has the meaning set forth in Section 12.13(a).

“Knowledge” means the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: Patrick Whelan, Terry McNally and Jami Schulman; and (ii) for Parent: David Singelyn, Diana Laing, Jack Corrigan and Bryan Smith.

“Law” means any federal, foreign, state, local or municipal statute, law (including common law), treaty, rule, directive, regulation, ordinance injunction, decree, license or permit of any Governmental Authority.

“Licenses” has the meaning set forth in Section 4.11(c).

“Lien” means any mortgage, deed of trust, equitable interest, claim, condition, covenant, lien, pledge, charge or encumbrance of any kind or nature, license, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Lock-Up Agreement” shall mean a lockup agreement, substantially in the form set forth as Exhibit E hereto.

“Loss” or “Losses” shall mean any and all actual claims, judgments, awards, losses, diminution in value, costs or damages, including reasonable attorneys’ fees and expenses and punitive, incidental, special, consequential or other similar damages, or damages arising out of any lost profits, lost revenues or lost opportunities regardless of the legal theory.

“Material Contracts” has the meaning set forth in Section 4.10(b).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the preface above.

“MGCL” has the meaning set forth in Section 2.1.

“Multiemployer Plan” has the meaning set forth in Section 4.14(a).

“Net Adjusted Working Capital” means (i) the Company’s consolidated current assets (excluding Cash and Cash Equivalents), minus (ii) the Company’s current and long-term liabilities (excluding (a) an amount equal to the Indebtedness of the Company and its Subsidiaries that remains outstanding as of immediately prior to the Closing, (b) an amount equal to the Transaction Expenses that remain outstanding as of immediately prior to the Closing and (c) tenant security deposits), each as of the Effective Time, classified and calculated in accordance with the GAAP consistently applied.

“Non-Solicitation Agreement” shall mean the non-solicitation agreement, substantially in the form set forth as Exhibit F hereto.

“Notice of Disagreement” has the meaning set forth in Section 2.11(d).

“Option Award Consideration” has the meaning set forth in Section 2.8(a).

“Optionholder” means the holder of any Company Stock Options.

“Order” means a judgment, writ, injunction, order or decree of a Governmental Authority or arbitrator.

“Other Plans” has the meaning set forth in Section 4.14(a).

“Outside Date” has the meaning set forth in Section 11.1(a)(iv).

“Parachute Payment Waiver” has the meaning set forth in Section 7.8(b).

“Parent” has the meaning set forth in the preface above.

“Parent Class B Shares” has the meaning set forth in Section 5.6(a).

“Parent Common Stock” has the meaning set forth in Section 2.6(a).

“Parent Indemnified Person” has the meaning set forth in Section 10.1(b).

“Parent Material Adverse Effect” means any Effect (a) that is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any Effect to the extent arising out of or resulting from (i) any failure of Parent or any Parent Subsidiary to meet any earnings, revenue or other projections or forecasts or any decrease in the market price of the Parent Common Stock in and of itself (it being understood and agreed that any Effect giving rise or contributing to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any Effect that affects the residential real estate ownership and leasing industry generally, (iii) any Effect in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any Effect in the legal or regulatory conditions in the geographic regions in which Parent and its Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the Company’s identity, the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, excluding any litigation arising therefrom brought by any of its securityholders, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) acts of God, including earthquakes, hurricanes or other natural disasters, or (ix) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (v) and (ix) do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the residential real estate ownership and leasing industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the residential real estate ownership and leasing industry in the geographic regions in which Parent and its Parent Subsidiaries operate or own or lease properties.

“Parent Material Contract” means each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party that is required to be filed as an exhibit to the Parent’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2013 and any subsequent Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

“Parent Permits” has the meaning set forth in Section 5.4.

“Parent Per Share Value” means $17.20.

“Parent Plan” has the meaning set forth in Section 7.5(a).

“Parent Preferred Stock” has the meaning set forth in Section 5.6(a).

“Parent SEC Filings” has the meaning set forth in Section 5.7(a).

“Parent Stock” has the meaning set forth in Section 5.6(a).

“Parent Stock Plans” means those certain equity incentive plans and arrangements set forth in the Parent SEC Filings.

“Parent Subsidiary” means any Subsidiary of Parent.

“Parent Subsidiary Partnership” has the meaning set forth in Section 5.10(h).

“Parent Tax Protection Agreements” has the meaning set forth in Section 5.10(h).

“Payoff Letter” has the meaning set forth in Section 8.11(e).

“Permitted Lien” means any: (i) Lien for Taxes that are not yet due and payable or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established and reflected in accordance with GAAP, on the latest balance sheet included in the Financial Statements; (ii) deposits or pledges made in the ordinary course of business consistent with past practice in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by any applicable Law to the extent reflected on the Financial Statements; (iii) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens incurred in the ordinary course of business consistent with past practice with respect to liabilities (other than indebtedness) that are not yet due and payable and for which adequate reserves have been established and reflected, in accordance with GAAP, on the latest balance sheet included in the Financial Statements; (iv) customary utility easements; (v) Liens resulting solely from securities Laws; and (vi) easements, rights of way and access rights in the existing Title Policies covering the Company Properties made available to Parent prior to the date hereof, in each case not materially impairing the present use of the applicable property.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.8(d).

“Preliminary Closing Statement” has the meaning set forth in Section 2.11(c).

“Prospectus” shall mean the prospectus (including any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the 1933 Act) included in a registration statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any Parent Common Stock covered by such registration statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference or deemed to be incorporated by reference in such prospectus and all documents filed after the date of such prospectus by Parent under the 1934 Act and incorporated by reference therein.

“Purchase Price Adjustment Holdback Amount” means $500,000.

“Qualified REIT Subsidiary” has the meaning set forth in Section 4.13(n).

“Qualifying Holder” has the meaning set forth in Section 7.1(f).

“Reference Net Adjusted Working Capital” means zero.

“Registrable Shares” has the meaning set forth in Section 7.1(a).

“Registration Period” has the meaning set forth in Section 7.1(a).

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Representative Expenses” has the meaning set forth in Section 10.3(d).

“Resale Registration Statement” shall mean a registration statement on Form S-3 filed by Parent pursuant to Rule 415 under the 1933 Act related to the offer and sale by holders of Registrable Shares on an immediate, delayed or continuous basis.

“Restricted Cash” means any Cash and Cash Equivalents reserved to repay tenant security deposits, as reflected in the consolidated balance sheets of the Company and its Subsidiaries included in the Financial Statement; provided, however, any cash reserves held by any lender pursuant to the Company Credit Agreement shall not constitute “Restricted Cash” for purposes of this Agreement.

“RSU Award Consideration” has the meaning set forth in Section 2.8(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securityholders” means each holder of Company Common Stock, Company Stock Options and Company RSU Awards.

“Seller Indemnifying Party” has the meaning set forth in Section 10.1(b).

“Straddle Period” has the meaning set forth in Section 7.8(e).

“Stockholders’ Representative” has the meaning set forth in the preface above.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other Person of which (i) if a corporation, at least a majority of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or ownership interests otherwise entitling such Person to appoint or elect a majority of such directors, managers or trustees, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other Person, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or shall control any manager, board of managers, managing director or general partner of such limited liability company, partnership, association or other Person.

“Survival Date” has the meaning set forth in Section 10.1(a).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Certificate” has the meaning set forth in Section 2.4.

“Surviving Entity LLC Agreement” has the meaning set forth in Section 2.4.

“Suspension” has the meaning set forth in Section 7.1(e).

“Taxable REIT Subsidiary” has the meaning set forth in Section 4.13(n).

“Tax Contest” has the meaning set forth in Section 7.8(g).

“Tax Effective Time” has the meaning set forth in Section 7.8(e).

“Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any other taxing authority (whether domestic or foreign including any Governmental Authority or any taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being or having been a member of an Affiliated Group, or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, information report, declaration, claim for refund or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Terminated Agreements” has the meaning set forth in Section 6.5.

“Third Party Claim” has the meaning set forth in Section 10.1(f).

“Threshold” has the meaning set forth in Section 10.1(d).

“Title Policy” means (i) an American Land Title Association (ALTA) owner’s title policy form, including all riders and endorsements thereto, issued by a generally acceptable title insurer qualified to do business in the jurisdiction where the applicable Company Property is located, or (ii) any other generally acceptable form of policy of insurance, including all rider and endorsements thereto, issued by a generally acceptable title insurer qualified to do business in the jurisdiction where the applicable Company Property is located, in either event issued to the Company, or a Subsidiary of the Company, as the insured party upon the acquisition by the Company or any of its Subsidiaries of each applicable Company Property.

“Transaction Expenses” means all unpaid fees and expenses incurred by, or on behalf of, the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers or finders of the Company or its Subsidiaries, any such fees incurred by stockholders or optionholders of the Company or any director, manager, officer or employee of the Company or any of its Subsidiaries paid for or to be paid for by the Company or any of its Subsidiaries and any bonus or other payment (including any sale or stay bonus) paid or payable to any director, manager, officer or employee or other Affiliate of the Company or any its Subsidiaries as a result of the transactions contemplated hereby, including the bonus letters set forth on Schedule 4.14(g), any severance and other payments and benefits payable by the Company to any employees of the Company or its Subsidiaries who do not accept employment with the Applicable Employing Entity pursuant to Section 7.5 or as a result of the termination of the Employment Agreement), and any federal, state or local employer taxes payable by the Company as a result of the transactions contemplated hereby.

“Transfer Taxes” means any transfer Taxes relating to the Company Properties, incurred as a result of the Closing, and any penalties, interest or additions to Tax with respect to the transfer Taxes.

“WARN Act” has the meaning set forth in Section 4.15(c).

“Written Consents” has the meaning set forth in the recitals to this Agreement.

All references herein to dollars or “$” shall be to United States dollars.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall continue as the surviving entity (the “Surviving Entity”), and the separate limited liability company existence of Merger Sub, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

2.2 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed to in writing by the parties hereto, and will be deemed to occur at 12:01 a.m. on July 1, 2014 (the “Closing Date”). As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII and Article IX, the Merger shall become effective upon the later of (A) the filing with the Department of Assessments and Taxations of the State of Maryland of articles of merger in the form attached hereto as Exhibit G (the “Articles of Merger”) and (B) the filing with the Office of the Secretary of State of the State of Delaware of a certificate of merger in the form attached hereto as Exhibit H (the “Certificate of Merger”), and the parties shall make all other filings or recordings required to effect the Merger by the MGCL and the DLLCA. The term “Effective Time” shall be the time when the Merger is effective under both the MGCL and the DLLCA.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under the MGCL and the DLLCA.

2.4 Certificate of Formation and LLC Agreement. The articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity Certificate”). The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with its terms and applicable Law (the “Surviving Entity LLC Agreement”).

2.5 Officers of the Surviving Entity. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity, until their respective successors shall have been duly elected, appointed or qualified, until their respective earlier death or resignation, or their respective earlier removal in accordance with the Surviving Entity Certificate and the Surviving Entity LLC Agreement.

2.6 Conversion of Company Capital Stock.

(a) Subject to Section 3.2(a) and Section 3.2(e), each share of the common stock, with par value $0.01, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity), if any, shall be converted into the right to receive:

(1) that number of validly issued, fully paid and non-assessable shares of Class A common shares of beneficial interest, $0.01 par value per share (“Parent Common Stock”) (together with cash in lieu of any fractional shares), rounded to the nearest ten-thousandth of a share, determined by dividing:

(x) the quotient obtained by dividing (i) (A) $247,500,000, plus (B) an amount equal to the Cash and Cash Equivalents of the Company and its wholly-owned Subsidiaries (other than Restricted Cash), after deducting the amount paid or payable to holders of the Accommodation Shares to redeem such shares as of the Closing, plus (C) an amount equal to the Incremental Net Book Value, plus or minus (D) any adjustments pursuant to Section 2.11, minus (E) an amount equal to the Indebtedness of the Company and its Subsidiaries that remains outstanding as of immediately prior to the Closing, minus (F) an amount equal to the Transaction Expenses that remain outstanding as of immediately prior to the Closing (the “Aggregate Share Value”), minus (G) the Escrow Amount, minus (H) the Expense Fund Amount, minus (I) the Purchase Price Adjustment Holdback Amount by (ii) the Fully-Diluted Capital Stock; by

(y) the Parent Per Share Value;

plus (2) the per share amount determined by dividing (i) the amount, if any, in cash in the Escrow Account, as and when payable pursuant to the Escrow Agreement, by (ii) the Fully-Diluted Capital Stock;

plus (3) the per share amount determined by dividing (i) the amount, if any, in cash in the Expense Fund Amount, as and when payable pursuant to Section 10.3(e), by (ii) the Fully-Diluted Capital Stock (together, the “Merger Consideration”).

Notwithstanding anything to the contrary in this Agreement, the aggregate number of shares of Parent Common Stock to be issued by Parent pursuant to this Agreement shall not exceed the Aggregate Share Value divided by the Parent Per Share Value. If, after calculating the “Merger Consideration” in accordance with this Section 2.6(a), any Company Stock Options have an exercise price that is less than the Merger Consideration, such Company Stock Options shall thereafter be deemed excluded from clause (iv) of the definition of “Fully-Diluted Capital Stock”.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter represent only the right to receive, pursuant to this Section 2.6 and Section 3.2(e), (i)

the Merger Consideration and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock previously represented by such Certificate have been converted, as well as any dividends or distributions to which holders of Company Common Stock are entitled in accordance with Section 3.2(b). If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(c) At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor, and (ii) each share of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Sub) or the Company, in each case, immediately prior to the Effective Time, shall be converted into the right to receive the Merger Consideration.

(d) The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the sole limited liability company interest of the Surviving Entity at and immediately after the Effective Time.

2.7 Parent Common Stock. At and immediately after the Effective Time, each share of Parent capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

2.8 Company Equity and Equity-Based Awards.

(a) Company Stock Options. As of immediately prior to, but conditioned upon, the consummation of the Merger, each option to purchase shares of Company Common Stock granted under the Company Stock Plan that is then-outstanding and unvested shall vest and become fully exercisable, whether or not then subject to any performance condition or other restriction. Subject to Section 3.3, at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Company Stock Options”), after giving effect to any vesting acceleration in connection with the Merger, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled. In exchange for the cancellation of each Company Stock Option, subject to this Section 2.8(a), the Surviving Entity shall issue to the holder of such Company Stock Option, in respect of such Company Stock Option, the Merger Consideration (if any) that would otherwise be payable pursuant to Section 2.6 in respect of such Company Stock Option (assuming such Company Stock Option was exercised on a net exercise basis in accordance with the Company Stock Plan immediately prior to the Effective Time in exchange for Company Common Stock), as and when such Merger Consideration (or portion thereof) would otherwise be payable to holders of Company Common Stock. With respect to each Company Stock Option outstanding immediately prior to the Effective Time, for purposes of this Agreement, the holder thereof shall be deemed to have exercised such Company Stock Option on a net exercise basis, and undertaken irrevocably to convert the shares of Company Common Stock underlying such Company Stock Option pursuant to Section 2.6 and, in connection with such net exercise of such Company Stock Option, agreed to relinquish that portion of the aggregate Merger Consideration deliverable pursuant to Section 2.6 equal to the aggregate per share exercise price of such Company Stock Option (such amount of the Merger Consideration to be referred to as the “Option Award Consideration”). The Option Award Consideration (if a positive amount), less applicable Tax withholdings, shall be paid or provided by Parent in accordance with Section 3.3. Any Tax withholdings pursuant to this Section 2.8(a) shall reduce the number of shares of Parent Common Stock deliverable pursuant to this Section 2.8(a), with such reduction based on the Parent Per Share Value. Unless otherwise used to pay withholding Taxes, notwithstanding anything to the contrary contained in this Section 2.8(a), in lieu of the issuance of any fractional share of Parent Common Stock in respect of Option Award Consideration, Parent shall pay to any individual who otherwise would be entitled to receive such fractional share an amount in cash (rounded down to the nearest cent) determined by multiplying (x) the Parent Per Share Value by (y) the fraction of a share (rounded down to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such individual would otherwise be entitled to receive pursuant to this Section 2.8(a).

(b) Company RSU Awards. At the Effective Time, the restrictions and vesting conditions applicable to each restricted stock unit award with respect to shares of Company Common Stock granted under the Company Stock Plan or pursuant to the Founder’s Shares Stock Grant Award (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time and that was granted prior to the date of this Agreement shall lapse at the Effective Time in accordance with the terms and conditions of the Company Stock Plan and the applicable Founder’s Shares Stock Grant Award, and each such Company RSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the Merger Consideration (the aggregate amount of Merger Consideration in respect of all shares of Company Common Stock underlying a Company RSU Award, the “RSU Award Consideration”). The RSU Award Consideration (if a positive amount), less applicable Tax withholdings, shall be paid or provided by Parent in accordance with Section 3.3. Any Tax withholdings pursuant to this Section 2.8(b) shall reduce the number of shares of Parent Common Stock deliverable pursuant to this Section 2.8(b), with such reduction based on the Parent Per Share Value. Unless otherwise used to pay withholding Taxes, notwithstanding anything to the contrary contained in this Section 2.8(b), in lieu of the issuance of any fractional share of Parent Common Stock in respect of RSU Award Consideration, Parent shall pay to any Person who otherwise would be entitled to receive such fractional share an amount in cash (rounded down to the nearest cent) determined by multiplying (x) the Parent Per Share Value by (y) the fraction of a share (rounded down to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such Person would otherwise be entitled to receive pursuant to this Section 2.8(b).

2.9 Intended Tax Treatment. It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.10 Payoff of Indebtedness and Unpaid Transaction Expenses; Deposit of Escrow Amount; Deposit of Expense Fund Amount. At the Effective Time, Parent shall pay, or shall cause to be paid, (a) to each lender for which a Payoff Letter was delivered pursuant to Section 8.11(e), immediately available funds in an amount equal to the aggregate amount owed by the Company or its Subsidiaries to such Person as set forth in the applicable Payoff Letter, (b) to each Person to which any portion of the Transaction Expenses are owed as set forth in the certificate delivered pursuant to Section 8.11(d), immediately available funds in an amount equal to such Transaction Expenses as set forth in the documentation delivered pursuant to Section 8.11(f), (c) the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement and (d) the Expense Fund Amount to the Escrow Agent, which shall be held and disbursed in accordance with Section 10.3(e).

2.11 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the following as of immediately prior to the anticipated Closing: (i) Net Adjusted Working Capital (the “Estimated Net Adjusted Working Capital”), (ii) Cash and Cash Equivalents of the Company and its Subsidiaries (other than Restricted Cash) (“Estimated Closing Cash”), (iii) Indebtedness of the Company and its Subsidiaries that remains (or is expected to remain) outstanding as of immediately prior to the anticipated Closing (“Estimated Closing Indebtedness”), (iv) Transaction Expenses that remain (or are expected to remain) outstanding as of immediately prior to the anticipated Closing (“Estimated Closing Transaction Expenses”), and (v) the Closing Liabilities. The items set forth on the Estimated Closing Statement will be prepared in accordance with GAAP on a basis consistent with the Company’s practices used in preparing the Financial Statements. The methodology and principles used in the calculation of the items set forth in the Estimated Closing Statement shall govern the calculation of the adjustments to the Initial Purchase Price pursuant to this Section 2.11. A sample calculation of Net Adjusted Working Capital of the Company as of May 31, 2014 is attached as Exhibit I hereto. The Estimated Closing Statement shall be used to make a preliminary adjustment to the calculation of the Merger Consideration on the Closing Date pursuant to Section 2.6(a) (the “Estimated Merger Consideration”), subject to further adjustment in accordance with Section 2.11(c).

(b) If the Estimated Net Adjusted Working Capital reflected on the Estimated Closing Statement is less than the Reference Net Adjusted Working Capital, then the calculation of the Merger Consideration payable at Closing will be decreased by such shortfall pursuant to Section 2.6(a)(1)(x)(i)(D). If the Estimated Net Adjusted Working Capital reflected on the Estimated Closing Statement is greater than the Reference Net Adjusted Working Capital, then the calculation of the Merger Consideration payable at Closing will be increased by such excess pursuant to Section 2.6(a)(1)(x)(i)(D).

(c) The Estimated Merger Consideration shall be increased or decreased as set forth in Section 2.11(g) hereof. Within sixty (60) days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a written statement (the “Preliminary Closing Statement”) setting forth (i) Parent’s calculation of the following as of immediately prior to the Closing: (A) Net Adjusted Working Capital; (B) Cash and Cash Equivalents of the Company and its

Subsidiaries (other than Restricted Cash) (“Final Closing Cash”); (C) Indebtedness of the Company and its Subsidiaries that remained outstanding as of immediately prior to the Closing (“Final Closing Indebtedness”); and (iv) Transaction Expenses that remained outstanding as of immediately prior to the Closing (“Final Closing Transaction Expenses”); and (ii) based on the foregoing, Parent’s calculation of the Merger Consideration.

(d) The Stockholders’ Representative shall have a period of forty-five (45) days after the date it receives the Preliminary Closing Statement from Parent to deliver to Parent written notice of the Stockholders’ Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). During the thirty (30)-day period following the Stockholders’ Representative’s receipt of the Preliminary Closing Statement, Parent shall (i) permit the Stockholders’ Representative and its accountants to consult with Parent’s accountants and (ii) provide to the Stockholders’ Representative and its accountants reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers (including those of Parent’s accountants, subject to execution of appropriate agreements with Parent’s accountants) relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by the Stockholders’ Representative in connection with the Stockholders’ Representative’s review of the Preliminary Closing Statement. If a Notice of Disagreement is timely received by Parent, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) of this Section 2.11(d)) shall become the Final Closing Statement and shall become final and binding upon the parties on the earlier of (A) the date on which the Stockholders’ Representative and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all matters in dispute specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm. During the thirty (30) days following Parent’s receipt of a Notice of Disagreement, Parent and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Parent and the Stockholders’ Representative.

(e) If Parent and the Stockholders’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following Parent’s receipt of such Notice of Disagreement (or such longer period as Parent and the Stockholders’ Representative may, in their respective sole discretion, mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by a nationally recognized accounting firm mutually agreed upon by Parent and the Stockholders’ Representative or, if Parent and the Stockholders’ Representative do not mutually agree on an accounting firm within thirty (30) days after timely delivery of a Notice of Disagreement, each of Parent and the Stockholders’ Representative shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by any party to this Agreement or any holder of more than ten percent (10%) of the outstanding Company Common Stock as of immediately prior to the Closing. The nationally recognized accounting firm so agreed to by Parent and the Stockholders’ Representative or the third accounting firm so selected by the two accounting firms is hereinafter referred to as the “Accounting Firm”. Parent and the Stockholders’ Representative shall submit to the Accounting

Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. Parent and the Stockholders’ Representative shall instruct the Accounting Firm to select one of its partners experienced in disputes with respect to purchase price adjustments of the type contemplated by this Section 2.11 to (I) make a final determination, in each case as of immediately prior to the Closing and calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement, of (A) Net Adjusted Working Capital, (B) Cash and Cash Equivalents of the Company and its Subsidiaries, (C) unpaid Indebtedness of the Company and its Subsidiaries and (D) the unpaid Transaction Expenses, and (II) based on the foregoing, calculate the Merger Consideration. The Accounting Firm shall act as an expert and not as an arbitrator. Parent and the Stockholders’ Representative shall instruct the Accounting Firm that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining Net Adjusted Working Capital, Cash and Cash Equivalents of the Company and its Subsidiaries, unpaid Indebtedness of the Company and its Subsidiaries and unpaid Transaction Expenses, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Parent, on the one hand, or the Stockholders’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by Parent, on the one hand, or the Stockholders’ Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and at the Accounting Firm’s discretion a one-day conference concerning the dispute, at which conference each of Parent and the Stockholders’ Representative shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Parent and the Stockholders’ Representative (which final resolution shall be requested by Parent and the Stockholders’ Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which shall be final, conclusive and binding on the parties with respect to the calculation of Net Adjusted Working Capital, Cash and Cash Equivalents of the Company and its Subsidiaries, unpaid Indebtedness of the Company and its Subsidiaries and unpaid Transaction Expenses, and (iv) provide a written report to Parent and the Stockholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Parent, on the one hand, and the Seller Indemnifying Parties, on the other hand, by way of distribution from the Expense Fund Amount pursuant to Section 10.3(e)(i), based upon the percentage by which the portion of the contested amount not awarded to each of Parent and the Stockholders’ Representative bears to the amount actually contested by such party.

(f) The Preliminary Closing Statement shall be deemed final for the purposes of this Section 2.11 upon the earliest of (i) the failure of the Stockholders’ Representative to notify Parent of a dispute within forty-five (45) days after the Stockholders’ Representative receives the Preliminary Closing Statement, (ii) the resolution of all disputes, pursuant to Section 2.11(d), by the Parent and the Stockholders’ Representative and (iii) the resolution of all disputes, pursuant to Section 2.11(e), by the Accounting Firm.

(g) Within five (5) Business Days following the determination of the Final Closing Statement in accordance with Section 2.11(d) or Section 2.12(e), as applicable:

(i) if the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, and (A) the Estimated Closing Adjustment Amount minus (B) the Final Closing Adjustment Amount (such amount, the “Closing Adjustment Deficiency”) is an amount less than the Purchase Price Adjustment Holdback Amount, then Parent shall issue an aggregate number of shares of Parent Common Stock (together with cash in lieu of any fractional shares) equal to, rounded to the nearest ten-thousandth of a share, the quotient determined by dividing (x) (i) the Purchase Price Adjustment Holdback Amount, minus (ii) the Closing Adjustment Deficiency, by (y) the Parent Per Share Value;

(ii) if the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, and the Closing Adjustment Deficiency is an amount equal to the Purchase Price Adjustment Holdback Amount, then no additional shares of Parent Common Stock shall be issuable to the Securityholders pursuant to this Section 2.11(g);

(iii) if the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, and the Closing Adjustment Deficiency is an amount greater than the Purchase Price Adjustment Holdback Amount, then Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to promptly distribute to Parent from the Escrow Account an amount equal to (A) the Closing Adjustment Deficiency, minus (B) the Purchase Price Adjustment Holdback Amount; or

(iv) if the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, then Parent shall issue an aggregate number of shares of Parent Common Stock (together with cash in lieu of any fractional shares) equal to, rounded to the nearest ten-thousandth of a share, the quotient determined by dividing (A) (w) the Final Closing Adjustment Amount, minus (x) the Estimated Closing Adjustment Amount (such amount, the “Closing Adjustment Surplus”), minus (y) two percent (2%) of the Closing Adjustment Surplus, plus (z) the Purchase Price Adjustment Holdback Amount by (B) the Parent Per Share Value, and Parent shall pay, or cause to be paid, an amount of cash equal to two percent (2%) of the Closing Adjustment Surplus to the Escrow Agent pursuant to the Escrow Agreement, and upon such payment such amount shall be included in the Escrow Amount.

(h) In the event that Parent is required to issue any shares of Parent Common Stock pursuant to Section 2.11(g), such shares shall be distributed to the Securityholders in the same order and priority as the distribution of the Merger Consideration pursuant to Section 3.2 and 3.3, in each case taking into account all prior distributions of the Merger Consideration and as approved by the Stockholders’ Representative.

2.12 Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall reasonably determine that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Entity pursuant to the terms of this Agreement or otherwise to carry out this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE III

EXCHANGE OF SHARES

3.1 Parent to Make Merger Consideration Available. Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock and non-certificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”) for the Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates or Book-Entry Shares, for exchange in accordance with this Article III, (i) book entry shares representing the shares of Parent Common Stock sufficient to deliver the aggregate stock portion of the Merger Consideration to be delivered at Closing, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 3.2(b), and (iii) cash in lieu of any fractional shares to be issued pursuant to Section 2.6 and paid pursuant to Section 3.2(e) in exchange for outstanding shares of Company Common Stock (the foregoing items (i)-(iii) are referred to collectively as the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that, in the case of shares of Company Common Stock represented by Certificates, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

3.2 Exchange of Shares.

(a) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, as finally adjusted in accordance with Section 2.11, upon surrender to the Exchange Agent of a Certificate (in the case of shares of Company Common Stock represented by Certificates), together with a properly completed letter of transmittal will be entitled to receive (i) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6, (ii) a check in the aggregate amount equal to cash payable in lieu of fractional shares pursuant to Section 3.2(e) plus any unpaid dividends and other distributions payable pursuant to Section 3.2(b) and (iii) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.11(h). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of shares of Company Common

Stock. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock issued in respect of such Certificate, and (ii) at the applicable payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Common Stock issued in respect of such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing any such shares are presented for transfer to the Exchange Agent, such Certificates shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrips representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange and no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any such fractional share, and no such fractional share shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Per Share Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.6 or pursuant to Section 2.11(g).

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of any fractional shares and cash for any unpaid dividends and distributions payable in accordance with Section 3.2(b) in respect of each share of Company Common Stock, as the case may be, such former stockholder of the Company holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the cash in lieu of fractional shares and any other amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of a reasonable bond or similar security to be posted in the case of lost Certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares and cash for any unpaid dividends and distributions payable in accordance with Section 3.2(b) in respect of each share of Company Common Stock, as the case may be, deliverable in respect thereof pursuant to this Agreement.

(i) In the case of Book-Entry Shares, references in this Agreement to Certificates or certificated shares shall be deemed to also refer (with such modifications as the context requires) to such Book-Entry Shares.

3.3 Exchange of Company Stock Options and Company RSU Awards. Upon delivery of an executed Equity Award Acknowledgment, Release and Indemnity Agreement, each holder of Company Stock Options or Company RSU Awards, as applicable, will be entitled to receive (a) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.8, (b) a check in the aggregate amount equal to cash payable in lieu of fractional shares pursuant to Section 2.8 and (c) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.11(h). No interest shall be paid or accrued on any Option Award Consideration, RSU Award Consideration, or cash in lieu of fractional shares payable to holders of Company Stock Options or Company RSU Awards, as applicable. Until the applicable holder of Company Stock Options or Company RSU Awards delivers an Equity Award Acknowledgment, Release and Indemnity Agreement, all applicable Company Stock Options or Company RSU Awards shall, after the Effective Time, represent for all purposes only the right to receive such Option Award Consideration or RSU Award Consideration, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Upon the execution and delivery of this Agreement and as of the Closing, the Company hereby represents and warrants to Parent as follows:

4.1 Formation and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and the Company and each of its Subsidiaries has all requisite power and authority to own, manage, lease and operate its properties and to conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Schedule 4.1 sets forth a complete and correct list of all jurisdictions in which the Company and each of its Subsidiaries are qualified or licensed to do business. The Company has heretofore made available to Parent complete and correct copies of its charter and bylaws, and the applicable governing documents of each of its Subsidiaries, in each case as in effect as of the date hereof.

4.2 Authorization; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate and stockholder action. The Written Consents delivered on the date hereof have been duly executed and delivered by the holders of all shares of Company Common Stock outstanding on the date hereof, and none of the Written Consent have been revoked or withdrawn. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, each of this Agreement and the Ancillary Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

4.3 No Defaults or Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Company will not, (i) conflict with or violate any provision of the Company’s charter or bylaws or any equivalent organizational or governing documents of any of its Subsidiaries, (ii)

assuming that all consents, approvals, authorizations and permits described in clauses (i), (ii) and (iii) of Section 4.7 have been obtained, all filings and notifications described in clauses (i), (ii) and (iii) of Section 4.7 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or increase in any cost or obligation of the Company or any of its Subsidiaries under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, payment or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien (other than a Permitted Lien) on any material property or asset of the Company or any Subsidiary of the Company pursuant to, any material note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any of its Subsidiaries is a party.

4.4 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the Financial Statements are attached on Schedule 4.4(a) hereto. The Financial Statements (together with the notes thereto, if any) present fairly in all material respects the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis as at and for the periods indicated in such Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements included in the Financial Statements, to normal recurring year-end adjustments that are not expected to be material. True and complete copies of the Interim Financial Reports have been made available to Parent prior to the date hereof, and the Interim Financial Reports present fairly in all material respects the information set forth therein.

(b) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities reflected in the latest unaudited consolidated balance sheet of the Company included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the latest unaudited consolidated balance sheet of the Company included in the Financial Statements, (iii) liabilities reflected in Schedule 4.4(b), and (iv) Transaction Expenses

(c) The Company has delivered to Parent a true, correct and complete list of all accounts payable as of two (2) Business Days prior to the date of this Agreement.

(d) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the

Company’s or its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements.

4.5 Absence of Certain Changes or Events. Except as set forth on Schedule 4.5, since December 31, 2013, the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, and neither the Company nor its Subsidiaries has: (a) suffered a Company Material Adverse Effect; (b) made any material change in its accounting principles, except as required by GAAP and described on Schedule 4.5; (c) suffered any loss, damage or destruction, whether or not covered by insurance and whether or not in the ordinary course of business, that would, individually or in the aggregate, have a Company Material Adverse Effect; (d) settled or compromised any proceeding if such settlement or compromise, together with all other settlements or compromises during such period, involved aggregate payments by the Company and its Subsidiaries in excess of $100,000; (e) made any distributions to its stockholders, members or other owners; (f) incurred, assumed or guaranteed any Indebtedness or issued any debt securities, except borrowings of Indebtedness under the Company Credit Agreement in the ordinary course of business consistent with past practice; (g) sold or otherwise disposed of any of the assets shown or reflected on such Financial Statements, except for a sale or other disposition in the ordinary course of business; or (h) committed or agreed to any of the foregoing.

4.6 Capitalization; Subsidiaries; Company Records.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 100,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Accommodation Shares”). As of the date hereof, (i) 125 Accommodation Shares are issued and outstanding, (ii) 7,692,288 shares of Company Common Stock are issued and outstanding, (iii) 68,110 shares of Company Common Stock are available for grant as Company RSU Awards and Company Stock Options under the Company Stock Plan and (iv) 435,092 shares of Company Common Stock are reserved for issuance pursuant to the settlement or exercise, as applicable, of outstanding Company RSU Awards and Company Stock Options. Schedule 4.6(a)(1) sets forth a list of each holder of record of Company Common Stock, Accommodation Shares, Company Stock Options, Company RSU Awards and any other equity interest in the Company as of the date of this Agreement, including the number of shares of applicable equity interests held by such holder, the number of shares of Company Common Stock issuable in respect of any Company Stock Options and/or Company RSU Awards (including any applicable anti-dilution adjustments) held by such holder, the exercise price of any Company Stock Options (including any applicable anti-dilution adjustments), and the grant date and vesting schedule of any Company Stock Options and Company RSU Awards. Except as set forth on Schedule 4.6(a)(2), all issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with all applicable federal and state securities Laws. No class of capital stock or any holder thereof is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to Company Common Stock or preferred stock other than the Company Stock Options and Company RSU Awards. The Company possesses the right to redeem the Accommodation Shares at an aggregate price of $137,500, plus accrued and unpaid dividends through the date of redemption, and such redemption does not require the consent of the holders thereof.

(b) Schedule 4.6(b) sets forth a true and complete list of the Subsidiaries of the Company and each other corporate or non-corporate subsidiary in which the Company or any of the Subsidiaries owns any direct or indirect voting, capital, profits or other beneficial interest or investment (whether equity or debt), including for each such entity: (i) its jurisdiction of organization, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by the Company, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than the Company or a wholly owned Subsidiary of the Company, and (iv) its classification for U.S. federal income tax purposes. All equity interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.6(b), the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other equity interests of each of the Company’s Subsidiaries, free and clear of all Liens (other than Permitted Liens), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any such Subsidiary or which would require any such Subsidiary to issue or sell any shares of its capital stock, equity interests or securities convertible into or exchangeable for shares of its capital stock or equity interests.

(c) Except as set forth on Schedule 4.6(a) or (c), there are no outstanding or authorized securities, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company preferred stock, including Accommodation Shares, other equity securities, or stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any of the foregoing. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Accommodation Shares or other equity securities of the Company or any such Subsidiary, except as set forth on Schedule 4.6(c). Except as set forth on Schedule 4.6(c), neither the Company nor any of its Subsidiaries is a party to or bound by, nor to the Knowledge of the Company are any stockholders of the Company party to or bound by, any stockholders’ agreements, registration rights agreements, trust agreements, preemptive rights agreements, drag or co-sale agreements, or agreements or understandings concerning the voting (including voting trusts and proxies) or transfer of any capital stock of the Company or any of its Subsidiaries.

(d) There are no declared but unpaid dividends or other distributions in respect of the shares of Company Common Stock, Accommodation Shares or any other capital stock of the Company or any of its Subsidiaries. Except as set forth in Schedule 4.6(d), the Company has not exempted any “Person” from the “Individual Ownership Restriction”, “Entity Ownership Restriction” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the charter of the Company, which exemption or Excepted Holder Limit is currently in effect.

(e) The minute books and records of the Company and its Subsidiaries made available to Parent were correct and complete in all material respects as of the date made available, no further entries have been made through the date hereof (except for such actions of the Company’s board of directors or stockholders required to approve the transactions contemplated by this Agreement), and such minute books contain an accurate record in all material respects of all actions of the stockholders and board of directors of the Company taken by written consent or at a meeting since the inception of the Company and each such Subsidiary.

4.7 No Consents. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person, except (i) the filing of the Articles of Merger and the acceptance thereof for record by the Department of Assessments and Taxations of the State of Maryland under the MGCL and the filing of the Certificate of Merger and the acceptance thereof for record by the Office of the Secretary of State of the State of Delaware under the DLLCA, (ii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iii) such filings as may be required in connection with state and local transfer Taxes.

4.8 Permits. The Company and each of its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, in each case necessary for the Company and its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect in all material respects. A true and complete list of the Company Permits is attached as Schedule 4.8. None of such Company Permits will be terminated, revoked or canceled as a result of the transactions contemplated hereby. All applications required to have been filed prior to the date hereof for the renewal of the Company Permits have been duly filed on a timely basis in all material respects with the appropriate Governmental Authority, and all other filings required to have been made prior to the date hereof with respect to such Company Permits have been duly made on a timely basis in all material respects with the appropriate Governmental Authority. The Company and each of its Subsidiaries is in compliance in all material respects with the Company Permits, and no notice, charge or assertion has been received in writing by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any material non-compliance with the terms of any Company Permits.

4.9 Litigation. Except as set forth on Schedule 4.9(a)(1), there is no lawsuit, claim, action, suit or other proceeding pending before any court or other Governmental Authority against the Company or any of its Subsidiaries. Except as set forth on Schedule 4.9(a)(2), to the Company’s Knowledge, there is no lawsuit, claim, action, suit or other proceeding threatened against the Company or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to result in (i) one or more injunctions against the Company or any of its Subsidiaries which materially impair its ongoing operations or (ii) fines or other financial obligations in excess of $100,000. Except as set forth on Schedule 4.9(a)(3), there is no Order outstanding, nor to the Company’s Knowledge is any investigation pending or threatened, against the Company or any of its Subsidiaries which would materially impair its ongoing operations. Schedule 4.9(a)(4) sets forth a true and complete list of any settlements or stipulations to which the Company or any of its Subsidiaries is a party or by which it is bound which materially impair or impose any material obligations or restrictions on the Company or any of its Subsidiaries.

4.10 Contracts.

(a) Except as set forth on Schedule 4.10(a), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any:

(i) (A) change-in-control, severance or retention agreement or other compensatory agreement or policy under which benefits will be increased or accelerated solely by the occurrence of the transactions contemplated by this Agreement or (B) any other compensatory agreement (other than any agreement which may be terminated by either party “at-will” and which does not provide for any severance or termination-related payments or benefits other than as required by applicable Law);

(ii) agreement which obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any of its Subsidiary other than the charter and bylaws of the Company and any of the organizational documents of the Subsidiaries of the Company which have been provided to Parent prior to the date hereof;

(iii) agreement with any third party relating to the management and operation of any Company Properties;

(iv) agreement to forgive any Indebtedness for borrowed money of any Person to the Company or any Subsidiary;

(v) loan agreement, promissory note or other evidence of Indebtedness for borrowed money or any guarantees of Indebtedness;

(vi) loan to any Persons (other than a wholly owned Subsidiary of the Company), including any employees, by the Company or any of its Subsidiaries;

(vii) agreement which constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(viii) agreement which restricts or purports to restrict the ability of the Company or any of its Subsidiaries (or any of its employees) to engage in any business activity in any geographic area or line of business, which purports to restrict the ability of the Company or any of its Subsidiaries (or any of its employees) to compete with any Person or which otherwise has the effect of prohibiting or restricting in any material respect any current business practice of any of them, any acquisition of material property by any of them, or the conduct of business by any of them (including confidentiality (other than as have been entered into in the ordinary course of business and which in any event are not material, individually or in the aggregate), non-compete, non-solicitation and restrictive covenant agreements);

(ix) agreement that (A) requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service, including with respect to any geographic area, from a third party, or (B) grants any third party exclusivity or “most favored nation” status or similar preferential rights (including any right of first refusal or right of first offer);

(x) agreement which would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated hereby;

(xi) agreements pursuant to which the Company or any Subsidiary expects to make payments in excess of $20,000 to any third party during any twelve (12)-month period which is not terminable by the Company or such Subsidiary without penalty or further liability upon thirty (30) days’ notice or less;

(xii) agreements pursuant to which the Company or any Subsidiary reasonably expects to receive aggregate payments in excess of $20,000 during any twelve (12)-month period;

(xiii) agreement or commitment for capital expenditures other than in the ordinary course of business or as reflected in the operating cash flow budget of the Company delivered to Parent prior to the date hereof;

(xiv) any lease or sub-lease with respect to any real property other than the Company Properties, including any office space used in the operation of the Company or any Company Subsidiaries;

(xv) agreement pursuant to which the Company or any of its Subsidiaries licenses or is otherwise permitted by a third party to use any material Intellectual Property Rights (other than any “shrink wrap”, “commercially available software package”, or “click through” license);

(xvi) partnership, joint venture or any similar agreement;

(xvii) agreement for the sale of any assets that in the aggregate have a net book value on the books of the Company or any of its Subsidiaries of greater than $10,000 individually, or $50,000 in the aggregate, or which involves any pending or contemplated merger, consolidation or similar business combination transaction;

(xviii) acquisition or divestiture agreement containing representations, warranties, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that are binding on the Company or any of its Subsidiaries after the Closing; or

(xix) agreement, the termination of which, as of the date hereof, would reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent a true and complete copy of each contract listed on Schedule 4.10(a), together with all amendments and supplements thereto (collectively, the “Material Contracts”). The agreements listed on Schedule 4.10(b), together with the agreements listed on Schedule 4.10(a)(xi), constitute all agreements pursuant to which the Company or any Subsidiary expects to make payments to any third party after the Effective Time and which are not terminable by the Company or such Subsidiary without penalty or further liability upon thirty (30) days’ notice or less. There are no oral agreements which would constitute a Material Contract, except those described on Schedule 4.10(a).

(c) Each Material Contract is legal, valid, binding and enforceable against the Company and each of its Subsidiaries that is a party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under such Material Contract prior to the date hereof. With respect to the Material Contracts, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in material default under any such Material Contract and no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Company Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of any material violation or default under any Company Material Contract.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a correct and complete list of all registrations and applications for registration of Intellectual Property Rights and material unregistered Intellectual Property Rights owned by the Company and/or used by the Company and its Subsidiaries in the conduct of their business, and each of the registered Intellectual Property Rights included in Schedule 4.11(a) is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned. There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such registered Intellectual Property Rights included in Schedule 4.11(a).

(b) (i) The Company and its Subsidiaries are the sole exclusive owners of, or are licensed or otherwise possess valid rights to use, all Intellectual Property Rights used in the conduct the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens, other than Permitted Liens, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party, (iii) there are no court or administrative actions pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, no third party is currently infringing, misappropriating or otherwise violating the Intellectual Property Rights of the Company or any of its Subsidiaries, and (v) to the Knowledge of the Company, none of the employees or consultants of either the Company or any of its Subsidiaries has violated any non-disclosure, non-competition, assignment of inventions or similar agreements or obligations that such employee or consultant has with any third party. To the Knowledge of the Company, no Person party to any non-disclosure, non-competition, assignment of inventions or similar agreements or obligations in favor of the Company or any of its Subsidiaries has violated any such agreement in any material respect.

(c) Schedule 4.11(c) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property Rights owned by the Company and/or used by the Company and its Subsidiaries, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder (the “Licenses”) and any written settlements or assignments relating to any Intellectual Property Rights. The Company has delivered or made available to Parent complete and correct copies of all material written Licenses (as amended to date), as well as copies of all registrations and applications identified on Schedule 4.11(a), including all other material written documentation evidencing ownership and prosecution (if applicable) of each such item. To the Company’s Knowledge, each License is legal, valid, binding and enforceable against each applicable licensor, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it prior to the date hereof under each License and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under such License prior to the date hereof. With respect to each License, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in material violation, breach or default under any such License and no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any License. Neither the Company nor any of its Subsidiaries has received written notice of any material violation, breach or default under any License. Except as disclosed on Schedule 4.11(c), the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Company will not require any consent or approval under, result in any breach of or any loss of any benefit or increase in any cost or obligation of the Company or any of its Subsidiaries under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, payment or cancellation (with or without notice or the lapse of time or both) of, any material License. Neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any License.

(d) All computer software programs disclosed on Schedule 4.11(a) as owned by the Company or any of its Subsidiaries, if any, were developed for one or more of the Company or its Subsidiaries by (i) employees of the Company or its Subsidiaries within the scope of their employment, (ii) third parties as “work-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, pursuant to written agreements, or (iii) independent contractors who have assigned their entire right, title, and interest in and to such computer software to the Company or one of its Subsidiaries pursuant to written agreements.

(e) Schedule 4.11(e) lists all software that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License and the Apache License) used by a Company or any of its Subsidiaries.

(f) This Section 4.11 and Section 4.4, Section 4.5, Section 4.10 and Section 4.20 (but only the second and third sentences thereof) contain the exclusive representations and warranties of the Company with respect to the Intellectual Property Rights matters.

4.12 Environmental Compliance.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with applicable Environmental Laws with respect to the Company’s and its Subsidiaries’ operations and holds all material environmental permits required for their operations, and is in compliance in all material respects with the conditions of all such permits. None of such permits will be will be terminated, revoked or canceled as a result of the Merger.

(b) Neither the Company nor any of its Subsidiaries has received any written notice which is outstanding or unresolved regarding any material violation of any Environmental Laws, or any material liability, including any investigatory, remedial or corrective obligations, relating to the Company or any of its Subsidiaries or their facilities arising under any Environmental Law.

(c) There is no lawsuit or other proceeding pending before any court or other Governmental Authority arising under any Environmental Law or other Laws against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, is any such lawsuit or other proceeding threatened.

(d) There is no Order arising under Environmental Law and outstanding against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has released any Hazardous Materials in violation in respect of any Environmental Laws in any material respect at any premises owned or leased by the Company or any of its Subsidiaries.

(f) None of the Company nor any of its Subsidiaries has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Material at any Company Property in material violation of any Environmental Laws.

(g) The Company has provided to the Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any Subsidiary, relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries.

(h) This Section 4.12 and Section 4.4, Section 4.5 and Section 4.8 contain the exclusive representations and warranties of the Company with respect to environmental matters.

4.13 Taxes.

(a) The Company and each of its Subsidiaries has filed with the appropriate Governmental Authority all Tax Returns required to be filed on or prior to the date hereof, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Subsidiary of the Company has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith, for which adequate reserves are included in the Financial Statements, or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year; and (iv) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Company Tax Protection Agreements (as hereinafter defined) in force as of the date hereof, and, as of the date hereof, no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary of the Company for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the

Company or any Subsidiary of the Company is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or any Subsidiary of the Company have agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Subsidiary of the Company that is a partnership for United States federal income tax purposes.

(e) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(g) There are no Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) As of the date of this Agreement, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(l) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(m) The Company was formed on January 25, 2012. The Company issued stock on January 25, 2012. From January 25, 2012 to March 31, 2012, the Company did not transact any business other than obtaining qualification to do business in Arizona, Nevada and California and incurring certain expenses in connection therewith and did not have any income or earnings.

(n) The Company: (i) for all taxable years commencing with Company’s taxable year beginning April 1, 2012 and ending December 31, 2012 through the taxable year ended December 31, 2013, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated for the period commencing on January 1, 2014 and ending on the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), or as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”). The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 565, 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company’s net capital gain for such year.

(o) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would reasonably be expected to be subject to, or to rules similar to, Section 1374 of the Code.

(p) Each Company Subsidiary that is a partnership, joint venture or limited liability company and which has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(q) Since its respective inception, the Company and each Company Subsidiary has not incurred (i) any liability for material Taxes under Section 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) or (iii) any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and, to the Knowledge of the Company, no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Company or any Company Subsidiary.

(r) There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the negotiation, execution, and delivery of this Agreement or the consummation of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law). Schedule 4.13(r) lists each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and the potential “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law) payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), as determined as of the date hereof.

4.14 Employee Benefits.

(a) Schedule 4.14(a)(1) sets forth each (whether written or oral) (i) employee pension benefit plan (as defined in Section 3(2) of ERISA), whether or not terminated (the “Employee Pension Plans”), (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA), whether ongoing or terminated, funded or unfunded (the “Employee Welfare Plans”) and (iii) material plan, policy, program or arrangement which provides stock purchase, stock option, restricted stock, restricted stock unit, employment, individual consulting, retention, bonus, incentive, severance, change of control, nonqualified deferred compensation, employee loan, health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”) sponsored, maintained, contributed to, or required to be contributed to by the Company and any of its Subsidiaries for the benefit of any current or former employee, director, or other service provider of the Company or any of its Subsidiaries. Any Employee Pension Plan, any Employee Welfare Plan and any Other Plan shall be referred to herein collectively as the “Employee Plans.” Correct and complete copies of the following documents, with respect to each Employee Plan, have been made available or delivered to Parent or its representatives, to the extent applicable: (i) all plan documents and related trust documents, insurance contracts, or other funding arrangements, and all amendments thereto; (ii) the three (3) most recent Forms 5500 or other forms required to be filed annually with the Department of Labor and all schedules thereto; (iii) the results of non-discrimination testing for the three (3) most recently-completed years; (iv) the most recent actuarial report, if any; (v) the most recent Internal Revenue Service determination or opinion letter; (vi) the most recent summary plan descriptions; and (vii) written summaries of all non-written Employee Plans. Except as set forth on Schedule 4.14(a)(2), neither the Company nor any of its ERISA Affiliates participate in or contribute to and have not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).

(b) Except as set forth on Schedule 4.14(b), neither the Company nor any of its Subsidiaries maintain or have any obligation to contribute to any Employee Plans or Multiemployer Plan which provide post-retirement health, accident or life insurance benefits or other similar welfare benefits to current or former employees or directors, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or other applicable Law. To the Knowledge of the Company, there has been no communication (whether oral or written) by or on behalf of the Company or any of its Subsidiaries to any Person pursuant to which any Person was promised or guaranteed any such post-retirement health, accident or life insurance benefits or other similar welfare benefits.

(c) Except as set forth on Schedule 4.14(c), no Employee Pension Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 312 of ERISA, and neither the Company nor any of its ERISA Affiliates have at any time sponsored or contributed to, or have had any material liability or obligation in respect of, any such arrangement. Each Employee Pension Plan which is intended to be qualified under Section 401(a) of the Code has, to the extent applicable, received, or submitted a request for, a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification, except for such events that may be remedied without a material liability to the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened actions, claims, or lawsuits arising from or relating to any Employee Plan or any trusts which are associated with such Employee Plans (other than routine claims for benefits), and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(e) Except as set forth on Schedule 4.14(e), the Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and materially comply in form and in application with the applicable requirements of ERISA, the Code, COBRA, and other applicable Law.

(f) Schedule 4.14(f) sets forth the name, title, department, compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay) and other employee benefits (including perquisites, severance and paid time off) for each employee, director, officer or consultant of the Company and each of its Subsidiaries.

(g) Schedule 4.14(g) lists all written or oral employment agreements with any employee, director, officer or consultant of the Company or any of its Subsidiaries. Except for the Employment Agreement, no plan, policy or arrangement exists for the payment of severance or other similar salary continuation to any employee, director, officer or consultant of the

Company and, except as contemplated by Section 7.5, no severance or other similar salary continuation benefit is owed to any employee, director, officer or consultant of the Company on account of consummation of the transactions contemplated by this Agreement.

(h) Except as set forth in Schedule 4.14(h), neither the Company nor any of its Subsidiaries has any indemnity obligation or obligation to provide any “gross up” payment with respect to the Employee Plans for any Taxes imposed under Sections 4999 or 409A of the Code.

(i) Each Employee Plan has been operated and administered in compliance with Section 409A of the Code in all material respects.

(j) This Section 4.14 and Section 4.4, Section 4.5, Section 4.10 and Section 4.13(r) contain the exclusive representations and warranties of the Company with respect to employee benefits matters (other than employment matters, which are addressed by Section 4.15).

4.15 Employment Matters.

(a) Except as set forth on Schedule 4.15(a), neither the Company nor any of its Subsidiaries are party to any collective bargaining agreements. There are currently no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to employees of the business.

(b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor or employment disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no material unfair labor or material employment practice charges, grievances, claims, or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

(c) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar state or local statute (the “WARN Act”) in respect of the Company or its Subsidiaries within the six months prior to the date of this Agreement.

(d) Except as set forth on Schedule 4.15(d), the Company and each of its Subsidiaries is in compliance in all material respects with all employment and labor related Laws, rules, regulations, and ordinances applicable to the business of any of them, including without limitation wage and hours, workers classification, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, and employee leave issues and related matters, and since January 1, 2011, there has not occurred and, to the Knowledge of the Company, there is not threatened, any proceeding against or materially affecting the Company or any of its Subsidiaries relating to the alleged violation of any employment and labor related Laws, rules, regulations, and ordinances, including without limitation any charge or complaint filed by an employee with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or any lawsuit alleging violation of federal, state, or local labor or employment laws. Neither the Company’s nor any of its Subsidiaries’ employment or labor policies or practices are currently being audited or investigated by any Governmental Authority.

(e) Each independent contractor of the Company and its Subsidiaries is properly classified as an independent contractor, each exempt and non-exempt employee is properly characterized as such, and neither the Company nor any of its Subsidiaries has any liability for any misclassification of any employee as an independent contractor or any non-exempt employee as an exempt employee.

(f) To the Knowledge of the Company, there is no event or circumstance for which the Company or any Company Subsidiary is reasonably likely to be required to indemnify any current or former director, officer, partner, member, trustee or employee of the Company or any of its Subsidiaries.

(g) This Section 4.15 and Section 4.4, Section 4.5 and Section 4.10 contain the exclusive representations and warranties of the Company with respect to employment matters (other than employee benefits matters, which are addressed by Section 4.14 and Section 4.13(r)).

4.16 Compliance with Laws. Other than with respect to compliance matters relating to intellectual property, environmental matters, employee benefits and employment matters which are addressed specifically by Sections 4.11, 4.12, 4.13(r), 4.14 and 4.15, respectively, and are not addressed by this Section 4.16, the Company and each of its Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to their respective business and properties, and no notice, charge or assertion has been received in writing by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any material non-compliance with any such Laws.

4.17 Insurance. The Company and its Subsidiaries have policies of insurance covering the Company and its Subsidiaries and their respective employees, properties and assets, including comprehensive general liability, fire and casualty, automobile liability, directors’ and officers’ liability and workers’ compensation insurance coverages (the “Company Insurance Policies”), and in each case in such amounts and with respect to such risks and losses, which the Company believes, as of the date hereof, are adequate for the operation of its business as currently conducted. All such Company Insurance Policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and to the Company’s Knowledge, the Company is not in material default thereunder. All premiums payable under the Company Insurance Policies have been paid, and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Company Insurance Policies. The Company has delivered to Parent correct and complete copies of binders for the Company Insurance Policies.

4.18 Affiliates. Except for (a) employment agreements with any employee, officer or consultant of the Company or any of its Subsidiaries, (b) normal advances to employees consistent with past practices and participation in the Employee Plans by employees and (c) agreements or arrangements disclosed on the Schedules, including Schedule 4.18, attached hereto, to the Knowledge of the Company, no officer, director, equity holder or Affiliate of the Company (including any officer, director equity holder of Affiliate of the foregoing) is a party to any written contract or any other material agreement, transaction, arrangement or legally-binding understanding with the Company or any of its Subsidiaries or has any interest in any material property used by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.18, none of the equity holders of the Company nor any of their Affiliates provides material services to the Company or any of its Subsidiaries.

4.19 Company Property.

(a) Schedule 4.19(a) sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by the Company or any of its Subsidiaries (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”).

(b) Except as set forth in Schedule 4.19(b)(1), there are no real properties that the Company or any of its Subsidiaries is obligated to buy, sell, lease or sublease at some future date, including any such real properties which are in escrow pending the closing of the purchase or sale of such real properties, and the applicable purchase, sale, lease or sublease price is set forth on Schedule 4.19(b)(1). Schedule 4.19(b)(2) sets for a list of all real property which was purchased or sold by the Company or any of its Subsidiaries since March 31, 2014.

(c) Each Company Property consists of a contiguous parcel of real property with a detached single family residence or a townhouse as part of a two-to-four-family dwelling unit erected thereon lying wholly within the applicable boundary lines of such parcel. The Company Properties (x) are supplied with utilities and other services reasonably required for such Company Properties to be occupied by residents in the ordinary course and (y) are, to the Knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated, normal wear and tear excepted, and without any material structural defects or other conditions which would reasonably be expected to affect their habitability (including the presence of infestation, mold or other Hazardous Materials) other than as may be disclosed in any physical condition reports that have been made available to Parent. No Company Property is a mobile home, manufactured home, modular home, condotel unit, or individual condominium unit in a condominium project. No Company Property has been materially damaged by water, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism or other casualty causing damages thereto in excess of any insurance coverage therefor less any deductible, in each case except as has been repaired prior to the date hereof. Except as set forth on Schedule 4.19(c)(1), there is no proceeding pending or, to the Knowledge of the Company, threatened, for the total or partial condemnation or rezoning of, or eminent domain with respect to, any Company Property, in each case other than as may be reflected in the applicable Title Policy covering such Company Property made available to Parent prior to the date hereof. Except as set forth on Schedule 4.19(c)(2), no Company Property is subject to any restriction on leasing such Company Property, including by any homeowners’ association, and each Company Property is in material compliance with the rules and regulations of any homeowners’ association applicable to such Company Property. There are no material unpaid homeowners’ association or similar fees with respect to any Company Property which are more than fifteen (15) days past due.

(d) Except as set forth on Schedule 4.19(d), each Company Property is insured by a Title Policy with coverage no less than the purchase price of such Company Property, each such Title Policy names the Company, or a wholly-owned Subsidiary of the Company, as the insured party and each such Title Policy is in full force and effect. A copy of each Title Policy has been made available to Parent. No claims have been made under any such Title Policy, and the Company has not done, by act or omission, anything that would reasonably be expected to impair the coverage under any such Title Policy in any material respect.

(e) Other than as may be reflected in the applicable Title Policy, (1) except for the leases delivered to the Parent, there are no, agreements, options, contracts, documents, easements, restrictions, covenants, Liens (except for taxes which are not yet due and payable), encumbrances or other title matters specifically related to any Company Property which will survive the Merger, (2) except for the leases delivered or made available to Parent prior to the date hereof, none of the Company nor any of its Subsidiaries has entered into any, and to the Knowledge of the Company there are no, agreements, options, contracts, documents, easements, restrictions, covenants, Liens, encumbrances or other title matters relating to, or in any way affecting, any Company Property that will prevent the Parent from leasing, operating or disposing of the applicable real property in a commercially reasonable manner, (3) except for the leases delivered to the Parent, neither the Company nor any of its Subsidiaries has entered into any agreement, option, contract, document, restriction, covenant, Lien, encumbrance or other title matter that should reasonably be expected to materially and adversely affect the use, rental, operation or enjoyment of any Company Property, and (4) no Company Property is subject to any restrictions relating to affordability or age restrictions (such as senior housing). Without limiting the foregoing, except as set forth on Schedule 4.19(e), none of the Parent nor the Surviving Entity or any of its Subsidiaries are bound by any management, brokerage or leasing agreement entered into by the Company or any Subsidiary prior to the Closing and relating to the Company Properties, other than those fees, if any, payable pursuant to the contracts set forth in Schedule 4.19(e).

4.20 Title to Assets. The Company and each of its Subsidiaries has good and valid title to all Company Property owned by each such entity (all of which is listed on Schedule 4.19(a)). In addition, assuming the termination of the Terminated Agreements pursuant to Section 6.5, the Company and each of its Subsidiaries has good and valid title to, or in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable lease, license or similar contract, all other properties, assets and rights, whether personal, tangible or intangible (other than the Company Property which is addressed in the preceding sentence), that are required for, or used or held for use by them, in connection with the operation of their business as currently conducted. All such properties and assets (excluding the Company Property) are free and clear of any Liens, other than Permitted Liens. No written claims or assertions have been received by the Company, or to the Company’s Knowledge threatened, alleging any deficiency in the foreclosure process pursuant to which any Company Property was acquired.

4.21 Leases. There are no leases, licenses or other occupancy agreements in effect affecting any of the Company Properties other than the leases set forth on Schedule 4.21(1). All of such leases are in full force and effect, and none of such leases has been amended except as shown on Schedule 4.21(1) or made available to Parent prior to the date hereof. The Company has provided access to the Parent to retrieve true, correct and complete copies of all such leases, together with all amendments and supplements thereto. Except as shown on Schedule 4.21(2), (a) all tenant improvements, tenant allowances or other similar concessions under any of such leases has been paid or performed in all material respects, and all rent abatement periods under any of such leases have elapsed, (b) no tenant has paid rent more than thirty (30) days in advance, except as reflected on the Financial Statements, (c) none of the Company nor any of its Subsidiaries has committed a material default under any of such leases that remains uncured, (d) no tenant is in material default under any of such leases that remains uncured and (e) no tenant has given written notice of non-renewal under any such lease. Except as set forth on Schedule 4.21(3), none of the leases relating to any Company Properties leased by the Company or any of its Subsidiaries to third parties contains any purchase option in favor of the tenant or other lessor. Schedule 4.21(4) of the sets forth the aggregate current annualized rent and security deposit amounts currently held for each such lease (which security deposits are in the amounts required by the applicable lease).

4.22 Improvements. The Company or its Subsidiaries has, at its sole cost and expense, performed, in a good and workmanlike manner and in accordance with applicable Laws (including, obtaining any required permits), the maintenance, repairs, replacements and capital expenditures to the Company Properties required to be performed prior to the Closing. Except as set forth on the Financial Statements, all amounts owing to any contractors, engineers, consultants, architects and other persons providing services and materials to the Company or any of its Subsidiaries in connection with such work on the Company Properties have been paid in full.

4.23 Absence of Certain Business Practices. Neither the Company or any of its Subsidiaries nor any director, officer or agent, or any other Person acting on behalf of the Company or any of its Subsidiaries, acting alone or together, has in connection with or relating to the Company or any of its Subsidiaries (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any Governmental Authority, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), in each case which (i) could reasonably be expected to subject the Company or any of its Subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, are reasonably likely to have had an adverse effect in any material respect on the assets, business or operations of the Company or any of its Subsidiaries, or (iii) if not continued in the future, are reasonably likely to adversely affect in any material respect the assets, business or operations of the Company or any of its Subsidiaries.

4.24 Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.

4.25 Vote Required. The affirmative vote or consent of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter is the only vote or consent of the holders of any class or series of shares of stock of the Company necessary to approve the Merger and the other transactions contemplated hereby, and such vote has been duly and validly obtained pursuant to the Written Consents.

4.26 Privacy; Data Security.

(a) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company, any of its Subsidiaries or by third parties having authorized access to the records of the Company or any of its Subsidiaries. The Company has not received any written complaints regarding the collection, use or disclosure of personally identifiable information by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has implemented and maintains a comprehensive security plan that (i) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including personally identifiable information, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks and (iii) maintains notification procedures in compliance with applicable Laws in the case of any breach of security compromising unencrypted data containing personally identifiable information. Neither the Company nor any of its Subsidiaries has experienced any breach of security or otherwise unauthorized access by third parties to proprietary or confidential information in its possession, including personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries.

4.27 No Other Broker. Except for the arrangements set forth on Schedule 4.27, which shall constitute Transaction Expenses, neither the Company nor any of its Subsidiaries has entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated hereby.

4.28 Disclosure. No representation or warranty or other statement made by the Company in this Agreement (including the Schedules attached hereto) or any Ancillary Agreement to which the Company is a party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

4.29 Control Share Acquisition Act. The Company has validly opted out of the application of Title 3, Subtitle 7 of the MGCL, and such statute shall not apply to the Merger.

4.30 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and any certificate delivered pursuant to Section 8.11 of this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any other Person or entity on behalf of Parent or Merger Sub has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub or any of its or their Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Upon the execution and delivery of this Agreement and as of the Closing, each of Parent and Merger Sub hereby represents and warrants to the Company, except as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) as follows:

5.1 Formation and Qualification. Parent and Merger Sub are validly existing and in good standing under the Laws of their respective jurisdictions of organization, and have all requisite power and authority to conduct their business as currently conducted and, upon consummation of the transactions contemplated hereby, to own and operate the business of the Company and each of its Subsidiaries. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The issued and outstanding limited liability company interest of Merger Sub, is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Parent, free and clear of any Lien. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub has not and will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.2 Authorization; Enforceability. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder have been authorized by all necessary action on the part of Parent and Merger Sub. Parent and Merger Sub each have all necessary power, corporate, limited liability company or otherwise, to execute and deliver this Agreement and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights and (b) general principles of equity (whether considered in an action in equity or at law).

5.3 No Defaults or Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate any provision of Parent’s articles of incorporation or bylaws or any equivalent organizational or governing documents of any of its Subsidiaries (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) and 5.4 have been obtained, all filings and notifications described in Section 5.3(b) and 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any of its Subsidiaries under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien (other than Permitted Liens) on any property or asset of Parent or any Subsidiary of Parent pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any of its Subsidiaries is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger and the acceptance thereof for record by the Department of Assessments and Taxations of the State of Maryland under the MGCL and the filing of the Certificate of Merger and the acceptance thereof for record by the Office of the Secretary of State of the State of Delaware under the DLLCA, (ii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, including the Resale Registration Statement contemplated by Section 7.1(a), (iii) such filings as may be required in connection with state and local transfer Taxes, (iv) the filing of listing materials related to the Parent Common Stock representing the Merger Consideration with the New York Stock Exchange and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.4 Permits. Parent and each of its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, in each case necessary for Parent and its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

5.5 Litigation. As of the date hereof, there is no lawsuit or other proceeding pending before any court or other Governmental Authority against Parent or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, nor, to Parent’s Knowledge, is any such lawsuit or other proceeding threatened. There is no Order outstanding against Parent or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.6 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 450,000,000 shares of Parent Common Stock, 50,000,000 shares of Class B common shares, $0.01 par value per share (the “Parent Class B Shares”) and 100,000,000 shares of preferred shares, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”). At the close of business on the most recent Business Day prior to date of this Agreement, (i) 184,897,969 shares of Parent Common Stock were issued and outstanding, (ii) 635,075 shares of Parent Class B Shares were issued and outstanding, (iii) 17,060,000 shares of Parent Preferred Stock were issued and outstanding, and (iv) 3,714,250 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, 2,165,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options, and 90,000 shares of Parent Common Stock were reserved for conversion or settlement of outstanding stock units under the Parent Stock Plans. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. No class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b) All of the Merger Sub limited liability company interests are owned, beneficially and of record, by Parent. All of such interests are duly authorized, validly issued, fully paid and non-assessable, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of a membership interest in Merger Sub may vote.

(c) All of the outstanding shares of capital stock of each of Parent’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of Parent’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other equity interests in)

each of Parent’s Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

(d) As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Subsidiary of Parent is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub limited liability company interests or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any other Subsidiary of Parent or obligating Parent, Merger Sub or any other such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Subsidiary of Parent. Neither Parent, Merger Sub nor any other Subsidiary of Parent is a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub limited liability company interests or Parent Stock, or equity interests in any of the other Subsidiaries of Parent.

(e) All dividends or distributions on the shares of Parent Stock and any material dividends or distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the 1933 Act or the 1934 Act, as the case may be, including any amendments or supplements thereto, from and after July 31, 2013 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, Merger Sub is not separately subject to the periodic reporting requirements of the 1934 Act.

(b) Each of Parent’s consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto)

in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect on the system of internal accounting controls. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Parent and its Subsidiaries and to maintain accountability for the assets of Parent and its Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the 1934 Act) designed to ensure that material information relating to Parent required to be included in reports filed under the 1934 Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and, to the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other of Parent’s Subsidiaries has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the 1934 Act).

(d) To the Knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

(e) Neither Parent nor any of its Subsidiaries has incurred any material liabilities that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than (i) liabilities reflected in the financial statements included in the Parent SEC Filings, (ii) liabilities incurred in the ordinary course of business since the date of the latest consolidated balance sheet of Parent included in the Parent SEC Filings, (iii) liabilities incurred in connection with the transactions contemplated hereby and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.8 Disclosure Documents. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary thereof or other information supplied by or on behalf of Parent or any such Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or the 1934 Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

5.9 Material Contracts. All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement. Each Parent Material Contract is in full force and effect and is valid, binding and enforceable against Parent or any Parent Subsidiary party thereto, and, to the Knowledge of Parent, each other party thereto in accordance with its terms, except for such failures to be in such full force and effect or to be valid, binding and enforceable as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received any written notice of an event of default pursuant to the terms of any Parent Material Contract.

5.10 Taxes.

(a) Parent, Merger Sub and each other Parent Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed on or prior to the date hereof, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2012 through the taxable year ended December 31, 2013, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2014; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary, or as a Taxable REIT Subsidiary. The Parent’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 565, 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Parent’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Parent’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of Parent, Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith, for which adequate reserves are included in Parent’s consolidated financial statements contained or incorporated by reference in the Parent SEC Filings, or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year; and (iv) none of Parent, Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Parent Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) None of Parent, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to, or to rules similar to, Section 1374 of the Code.

(f) Since its inception, Parent, Merger Sub and the other Parent Subsidiaries have not incurred (i) any liability for material Taxes under Section 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) or (iii) any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and, to the Knowledge of Parent, no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Parent, Merger Sub or any other Parent Subsidiary.

(g) Parent, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Parent Tax Protection Agreements (as hereinafter defined) in force as of the date hereof, and, as of the date hereof, no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent, Merger Sub or any other Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent, Merger Sub or the other Parent Subsidiaries have agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Parent, Merger Sub or any other Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary.

(l) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(m) Neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) To the Knowledge of Parent, as of the date of this Agreement, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) Except as set forth on Schedule 5.10(p), no written power of attorney that has been granted by the Parent or any Parent Subsidiary (other than to the Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

5.11 Investment Company Act. None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

5.12 Investment Intent; Restricted Securities. Parent is acquiring the equity interests of the Company solely for Parent’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the equity interests of the Company or dividing its participation herein with others. Parent understands and acknowledges that (a) none of the equity interests of the Company have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the equity interests of the Company constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the equity interests of the Company are traded or tradable on any securities exchange or over-the-counter; and (d) none of the equity interests of the Company may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such equity interests of the Company and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent will not transfer or otherwise dispose any of the equity interests of the Company acquired hereunder or any interest therein in any manner that may cause the Company to be in violation of the 1933 Act or any applicable state securities Laws. Parent is an “accredited investor” as defined in Rule 501(a) of the 1933 Act. After July 31, 2014, Parent will be eligible to file registration statements on Form S-3, including but not limited to satisfying the “Registrant Requirements” of General Instruction I.A. to Form S-3 as such Form S-3 is in effect as of the date hereof.

5.13 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which Parent is a party or otherwise bound.

5.14 Brokerage. Parent and Merger Sub have not entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated hereby.

5.15 Parent’s and Merger Sub’s Examination. Parent and Merger Sub acknowledge that:

(a) (i) Parent and Merger Sub are experienced in the operation of the type of business conducted by the Company and its Subsidiaries, (ii) Parent and Merger Sub and their respective directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Parent and Merger Sub all books, records and other information with respect to the Company and its Subsidiaries, (iii) Parent and Merger Sub have taken full responsibility for determining the scope of its investigations of the Company and its Subsidiaries and for the manner in which such investigations have been conducted, and has examined the Company and its Subsidiaries to Parent’s and Merger Sub’s full satisfaction, (iv) Parent and Merger Sub are fully capable of evaluating the adequacy and accuracy of the information obtained by Parent and Merger Sub in the course of such investigations, (v) Parent and Merger Sub have not relied on the Company or any of its Subsidiaries with respect to any matter in connection with Parent’s and Merger Sub’s evaluation of the Company and its Subsidiaries other than the representations and warranties specifically set forth in Article IV of this Agreement, and (vi) the Company is not making any representations or warranties, express or implied, of any nature whatsoever other than the representations and warranties of the Company specifically set forth in Article IV of this Agreement. Notwithstanding the foregoing, the provisions of this Article V will remain in full force and effect, regardless of any investigation made by or on behalf of Parent.

(b) (i) Parent and Merger Sub have taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished to Parent and Merger Sub by the Company and its Subsidiaries in connection with Parent’s and Merger Sub’s investigations of the Company and its Subsidiaries and their business, (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, (iii) Parent and Merger Sub are familiar with such uncertainties, and (iv) Parent and Merger Sub are not relying on any projections, forecasts or opinions furnished to it by the Company or the Company’s Subsidiaries.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business. Except as otherwise expressly required or permitted by this Agreement or required by applicable Law or as set forth on Schedule 6.1, from the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated in accordance with Section 11.1, (i) the Company will, and will cause each of its Subsidiaries to, conduct their business and operations only in the ordinary course of business and in a manner consistent with past practice and use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present senior officers and key management, preserve the goodwill and business relationships with third parties and others having business relationships with it, maintain all Company Insurance Policies, maintain the status of the Company as a REIT and to maintain its material assets and properties in their current condition, ordinary wear and tear excepted, and (ii) the Company will not, and will cause each of its Subsidiaries not to (without the prior written consent of Parent, which consent will not in the case of clauses (g), (q), (r) or (s) be unreasonably withheld, conditioned or delayed):

(a) change its accounting principles, except as required by GAAP;

(b) dissolve, merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate the Company or any of its Subsidiaries (except with respect to any Subsidiaries that are dormant as of the date hereof);

(c) enter into any line of business other than the acquisition and leasing of single family residential homes or townhouses, as part of a two-to-four-family dwelling unit, consistent with past practice in the ordinary course in the markets in which the Company and/or one or more of its Subsidiaries operate as of the date hereof;

(d) acquire or agree to acquire any equity interests in any Person, or acquire or agree to acquire, including by merging or consolidating with, or by purchasing the stock or all or a material portion of the assets of, any Person;

(e) sell or transfer, or agree to sell or transfer, including by merger, consolidation or sale of stock or assets, any real property or personal property, except (i) personal property in the ordinary course of business, or at a total cost of less than $100,000 in the aggregate, whether or not in the ordinary course of business, and (ii) dispositions of real property listed on Schedule 4.19(b)(1) at no less than the price set forth therein to non-Affiliates;

(f) acquire or agree to acquire, including by merger, consolidation or acquisition of stock or assets, any real property or personal property, except (i) personal property in the ordinary course of business, or at a total cost of less than $100,000 in the aggregate, whether or not in the ordinary course of business, and (ii) acquisitions of real property listed on Schedule 4.19(b)(1) at no greater than the price set forth therein from non-Affiliates in the ordinary course of business consistent with past practice;

(g) except as set forth in the operating cash flow budget of the Company made available to Parent prior to the date hereof or as permitted pursuant to Section 6.1(f), not commit or authorize any commitment to make any capital expenditures, or fail to make material capital expenditures in accordance with such budget;

(h) amend the charter, bylaws or other governing documents of the Company or any of its Subsidiaries, waive the stock ownership limit under the Company’s charter, amend the Excepted Holder Limit (as defined in the Company’s charter) or approve any Excepted Holder (as defined in the Company’s charter);

(i) make or grant any bonus, any salary increase or increase in benefits to any employee, officer or director of the Company or its Subsidiaries or adopt or amend any Employee Plans, other than (i) scheduled bonuses listed on Schedule 4.14, (ii) salary increases or increases in benefits for employees who are not executive officers or directors in the ordinary course of business and in a manner consistent with past practice and which are not material, individually or in the aggregate, (iii) as required to comply with applicable Law, or (iv) pursuant to the existing terms of arrangements or agreements listed on Schedule 4.14;

(j) enter into any collective bargaining or other labor agreements;

(k) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for the declaration and payment of dividends or other distributions to Company by any directly or indirectly wholly owned Company Subsidiary or to the extent permitted pursuant to Section 7.10;

(l) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests, except from former employees, directors and consultants in accordance with agreements set forth on Schedule 4.14 providing for the repurchase of equity interests in connection with any termination of service;

(m) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity interests or securities convertible into equity interests of the Company or any of its Subsidiaries, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any such equity interests or other convertible securities, except pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(n) amend in any material respect the terms of the Company Stock Plan, Company Stock Options or Company RSU Awards;

(o) incur, create, assume, refinance, replace or prepay any Indebtedness or issue any debt securities of the Company or any of the Company Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except borrowings and repayments of Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice;

(p) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary or an employee for expense reimbursement purposes in the ordinary course of business, or forgive any loans;

(q) enter into, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any agreement that, if existing as of the date hereof, would be a Company Material Contract), other than any termination in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries;

(r) take any action to cause the termination or amendment or waiver of any provision of any property management contract or similar contract to which the Company or any of its Subsidiaries is a party;

(s) settle or compromise any legal action, suit, investigation, arbitration or other proceeding if such settlement or compromise (A) involves, individually or in the aggregate, payments by the Company and its Subsidiaries in excess of $100,000, (B) imposes any material restriction or limitation on the operation of the business of the Company or any of its Subsidiaries, or (C) to the Knowledge of the Company, involves any present, former or purported holder of capital stock of the Company or any of its Subsidiaries;

(t) enter into or modify in a manner adverse to Company any Company Tax Protection Agreement, make, change or rescind any election relating to Taxes, change a method of Tax accounting, file or amend any Tax Return, settle or compromise any federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any closing agreement related to Taxes, or surrender any right to claim any Tax refund, except, in each case, (A) to the extent required by applicable Law or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may;

(u) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(v) effect any layoff or termination of employees or other reduction in force that would give rise to any liability or obligation under the WARN Act or similar Law; or

(w) commit or agree to take any of the actions described in subsections (a) through (u) above.

6.2 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated in accordance with Section 11.1, the Company will, and will cause each of its Subsidiaries to, during regular business hours and upon reasonable request, give Parent and its authorized representatives (including its employees and accounting and legal representatives) reasonable access to all books, records, key personnel, independent accountants, legal counsel, offices and other facilities and properties of the Company and each of its Subsidiaries and other things reasonably related to the business of the Company and its Subsidiaries; provided, however, that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable Law or contractual restriction; provided, that the Company shall use commercially reasonable efforts to obtain the required consent of the contractual counterparty to grant Parent such access or disclosure (it being agreed that, in the event that such consent is not obtained, the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate such information without violating any applicable Law or contractual restriction, such as establishing a “clean room” or providing access only to outside legal counsel of Parent), and (iii) Parent shall not contact any customer or supplier or other material business relation of the Company or any of its Subsidiaries without the prior approval of the Company’s board of directors; provided, that nothing set forth in this Section 6.2 shall prohibit or otherwise restrict Parent or its Subsidiaries from contacting such parties in conducting the business of Parent and its Subsidiaries in the ordinary course provided that neither the Company nor the transactions contemplated hereby shall be discussed with such parties without the prior written consent of the Company (not to be unreasonably withheld).

(b) Any confidential information provided to, or obtained by, Parent from the Company, any of its Subsidiaries or any of their respective representatives shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated as of January 15, 2014, between the Company and Parent (the “Confidentiality Agreement”).

6.3 Exclusivity. From the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated in accordance with Section 11.1, the Company shall not, and will cause each of its Subsidiaries to not, directly or indirectly, through any officer, director, employee, agent, partner, affiliate or otherwise, solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person relating, with respect to the Company or any of its Subsidiaries, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of any of the assets of the Company or any of its Subsidiaries outside the ordinary course of business or any of the outstanding equity interests (other than pursuant to outstanding Company Stock Options), or (iv) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any person or entity to effect a Competing Transaction. The Company shall, and shall direct all Persons acting on behalf of it (including the Securityholders) to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.

6.4 Redemption of Accommodation Shares. Immediately prior to the consummation of the Closing, the Company shall cause the Accommodation Shares to be redeemed in accordance with the terms and conditions set forth on Schedule 6.4, which redemption is in compliance with the Company’s charter.

6.5 Agreements with Beazer. Immediately prior to the Closing, those certain agreements set forth on Schedule 6.5 (collectively, the “Terminated Agreements”) shall be amended so as to be terminated and of no further force or effect as of the Closing.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

7.1 Registration; Reservation and Listing.

(a) Parent shall no later than the later of (A) August 15, 2014 and (B) forty-five (45) days after the Closing Date, file with the SEC a Registration Statement on Form S-3 relating to the shares of Parent Common Stock issued in connection with the Merger pursuant to the terms and conditions of this Agreement (the “Registrable Shares”) which shall serve as the Resale Registration Statement. Such Registration Statement may cover other securities issued by Parent (including resales of such securities) in addition to the Registrable Shares. Parent shall cause the Resale Registration Statement to remain effective until the earlier of (i) any time that holders of Registrable Shares are permitted to sell Registrable Shares under Rule 144(b)(1), (ii) the date that is one (1) year after the Closing Date and (iii) such time as all of the Registrable Shares have been sold pursuant thereto (such period, the “Registration Period”). The holders of Registrable Shares shall be named as selling security holders in the Resale Registration Statement or related Prospectus. Parent shall use commercially reasonable efforts to:

(i) during the Registration Period, prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Shares and take all other actions as may be reasonably necessary to ensure to the holders of Registrable Shares the ability to effect the public resale of their Registrable Shares continuously throughout the Registration Period;

(ii) furnish to the holders of Registrable Shares without charge such number of copies of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents (including, without limitation, prospectus amendments and supplements as are prepared by Parent in accordance with this Section 7.1(a)) as each holder of Registrable Shares may reasonably request in order to facilitate the disposition of such holder’s Registrable Shares; Parent consents (except during the continuance of any event described in Section 7.1(e)) to the use of the Prospectus and any amendment or supplement thereto by the holders of Registrable Shares in connection with the offering and sale of the Registrable Shares covered by the Prospectus and any amendment or supplement thereto;

(iii) register or qualify the Registrable Shares under the securities Laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subclause (iii) to qualify as a foreign corporation, to subject itself to taxation in any jurisdiction, or to execute a general consent to service of process in any jurisdiction; and

(iv) except under the circumstances set forth in Section 7.1(e), notify each holder of Registrable Shares promptly: (A) at any time prior to the end of the Registration Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and thereafter Parent will promptly prepare, file with the SEC and furnish to each such holder of Registrable Shares a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; (B) when the Prospectus or any supplement thereto or post-effective amendment or Free Writing Prospectus has been filed, and, with respect to the Resale Registration Statement or any post-effective amendment thereto or if the SEC or any other Governmental Authority requests any amendments or supplements to the Resale Registration Statement or the Prospectus or any Prospectus supplement or Free Writing Prospectus, or for additional information, when the same has become effective; and (C) of the issuance by the SEC of any stop order or other order suspending the effectiveness of the Resale Registration Statement, or any order issued by any state securities commission or other Governmental Authority suspending the qualification or exemption from qualification of such Registrable Shares under state securities or “blue sky” Laws. Parent shall use commercially reasonable efforts to prevent the issuance of such orders, or, if, at any time, Parent shall receive any such stop order suspending the effectiveness of the Resale Registration Statement, or any such order from a state securities commission or other regulatory authority, Parent shall use reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b) Parent shall pay the reasonable costs and expenses incurred in complying with its obligations under this Section 7.1 including all legal, accounting and printing fees and expenses, all registration and filing fees and exchange listing fees (but excluding the fees of legal counsel for any holder of Registrable Shares). All selling commissions applicable to the sale of Registrable Shares and all fees and expenses of legal counsel for any holder of Registrable Shares related to the registration and sale of the Registrable Shares shall be borne by the holder of Registrable Shares incurring such commissions, fees or expenses.

(c) The holders of Registrable Shares shall furnish to Parent in writing such information regarding the holders of Registrable Shares and the proposed sale of Registrable Shares by the holders of Registrable Shares as Parent may reasonably request in writing in connection with the Resale Registration Statement or as shall be required in connection therewith by the SEC or any state securities Law authorities.

(d) (i) Parent shall indemnify and hold harmless each holder of Registrable Shares, its Affiliates, directors, officers, employees, members, managers and agents of each such holder of Registrable Shares and each such person who controls any such holder of Registrable Shares, to the fullest extent permitted by applicable Law, from and against any Losses to which such Person may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference in, the Registration Statement or any final or free writing prospectus contained or incorporated by reference therein or furnished by Parent to any such Person or any amendment or supplement thereto or arise out of or based upon any omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses arise out of or are based upon information furnished to Parent by or on behalf of the holder of Registrable Shares for use in the Resale Registration Statement, or, in connection with any such Resale Registration Statement, any violation by Parent of the 1933 Act, the 1934 Act, any state securities or “blue sky” Law or any rule or regulation under any of the foregoing, and will reimburse such Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred. Each holder of Registrable Shares shall severally (and not jointly and severally) indemnify and hold harmless Parent against any Losses to which Parent may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in the Registration Statement in reliance upon and in conformity with written information furnished to Parent by or on behalf of such holder of Registrable Shares expressly for use therein; provided, however, that no such Person shall have any liability to Parent in excess of the amount of proceeds (less any commissions or brokerage fees incurred by such Person) actually received by such Person from the sale of such Person’s Registrable Shares pursuant to such Resale Registration Statement.

(ii) In the event that the indemnity provided in Section 7.1(d)(i) is held by a court of competent jurisdiction to be unavailable solely as a matter of limitation under Law to hold harmless an indemnified party with respect to any Losses to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received from the sale of the shares of Parent Common Stock, as applicable, and relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefit received by Parent shall be deemed to be equal to the total value received or proposed to be received (after deducting expenses) by Parent pursuant to the sale of the shares of the Parent Common Stock. The relative benefit received by the holders of Registrable Shares shall be deemed to be equal to the value of having the Registrable Shares registered under the 1933 Act. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7.1(d)(ii) were determined by pro rata allocation (even if the holders of Registrable Shares or any agents or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.1(d)(ii). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7.1(d)(ii) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.1(d)(ii), no person guilty of fraud or fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraud or fraudulent misrepresentation. For purposes of this Section 7.1(d), each person who controls any holder of Registrable Shares or agent within the meaning of either the 1933 Act or the 1934 Act and each director, officer, employee and agent of any such Person or agent shall have the same rights to contribution as such Person or agent, and each person who controls Parent within the meaning of either the 1933 Act or the 1934 Act and each officer and director of Parent shall have the same rights to contribution as Parent, subject in each case to the applicable terms and conditions of this Section 7.1(d)(ii).

(iii) The provisions of this Section 7.1(d) will remain in full force and effect, regardless of any investigation made by or on behalf of any holder of Registrable Shares or Parent or any of the officers, directors or controlling persons referred to in this Section 7.1(d), and will survive the transfer of Registrable Shares.

(e) Parent may delay the filing of the Resale Registration Statement or the disclosure of material non-public information concerning Parent by suspending the use of any Prospectus contemplated by this Section 7.1 containing such information, for one or more periods (each such period, a “Suspension”) to the extent that the chief executive officer or the chief financial officer of Parent concludes in good faith that it is in possession of material, non-public information that it deems detrimental to Parent or its shareholders to disclose, or that the filing of such Resale Registration Statement or the disclosure of material nonpublic information would materially interfere with a material transaction or financing involving Parent or would render Parent unable to comply with the requirements under the 1933 Act or the 1934 Act. No Suspension shall be for a period of longer than ninety (90) consecutive days, and no Suspensions, together, shall be for a period of an aggregate of longer than ninety (90) days during the Registration Period. Parent shall promptly (i) notify the holders of Registrable Shares in writing of the existence of (but in no event, without the prior written consent of the Stockholders’ Representative, shall Parent disclose to the holders of Registrable Shares any of the material non-public facts or circumstances regarding) material non-public information giving rise to a Suspension, and (ii) advise the holders of Registrable Shares in writing to cease all sales under the Resale Registration Statement until the end of the Suspension.

(f) The rights of the holders of Registrable Shares under this Section 7.1 may be transferred or assigned by such Persons to any Qualifying Holder who agrees to become bound by all of the terms and conditions of this Section 7.1 by executing and delivering to Parent an instrument of adherence in the form prescribed by Parent. For purposes of this Section 7.1, the term “Qualifying Holder” shall mean (i) in the case of an individual, such Person’s spouse or any of his children or a trust solely for the benefit of such Person, such Person’s spouse or any of his children and (ii) in the case of an entity, such Person’s controlled Affiliate.

(g) Parent shall use its commercially reasonable efforts to facilitate resales of Registrable Shares by the holders of Registrable Shares pursuant to the Resale Registration Statement and this Section 7.1 by way of removing the restrictive legends set forth on such Registrable Shares when appropriate.

(h) Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative will have standing to enforce the terms of this Section 7.1 (on behalf of one or more holders of Registrable Shares).

7.2 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of (A) any individual who, on or prior to the Effective Time, served as a director or officer of the Company or its Subsidiaries and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (B) any individual who, while a director or officer of the Company or its Subsidiaries and at the request of the Company or its Subsidiaries, on or prior to the Effective Time served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding, by reason of his or her service in that capacity (each of such individuals in such capacities set forth in clause (A) and (B), an “Indemnitee”), as the case may be, as provided in the governing documents of the Company or each of its respective Subsidiaries or in any agreement between or among the Company or any of its Subsidiaries and any Indemnitee (as defined below) set forth on Schedule 7.2(a) shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses (subject to an undertaking by such person to reimburse Parent if ultimately determined not to be entitled to indemnification) to, any Indemnitee with respect to all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time, to the fullest extent required by: (x) the governing documents of the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement; (y) any indemnification agreement or other contract between the Company or its Subsidiaries set forth on Schedule 7.2(a) and as in effect on the date of this Agreement; or (z) applicable Law, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitee with respect to any acts or omissions arising prior to the date of such amendment.

(b) Without limiting the provisions of Section 7.2(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall, to the extent permitted by applicable Law (and Parent shall cause the Surviving Entity to): (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission at or prior to the Effective Time in such Indemnitee’s capacity as a director, officer, partner, member, trustee or employee of the Company or any of its Subsidiaries (including any matters arising in connection with the transactions contemplated by this Agreement); and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.2(b) or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 7.2(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) The Indemnitees to whom this Section 7.2 applies shall be third party beneficiaries of this Section 7.2. The provisions of this Section 7.2 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable out-of-pocket expenses, including attorney’s fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 7.2.

(d) The rights of each Indemnitee under this Section 7.2 shall be in addition to any rights such Person or any employee of the Company or the Surviving Entity or any Subsidiary thereof may have under the governing documents of such Persons, or the Surviving Entity or any of its Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or the Surviving Entity or any of their respective Subsidiaries.

(e) This Section 7.2 shall survive the consummation of the Merger for a period of six (6) years and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 7.2. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.2.

7.3 Regulatory Approval; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall (and shall cause the their respective Subsidiaries to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Articles VIII and IX to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Notwithstanding anything contained herein to the contrary, “reasonable best efforts” shall not require Parent or any of its Affiliates to divest, sell, dispose of, hold separate, or otherwise take or commit to take any actions that would limit Parent’s or its Affiliates’ freedom of action with respect to, or its or their ability to acquire and retain, one or more of the businesses, product lines or assets of the Company, the Parent and their respective Subsidiaries and Affiliates.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and the Company shall use its reasonable best efforts, and the Parent shall cooperate with the Company in its efforts, to obtain any third party consents not covered by Section 7.3(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

7.4 Sales and Transfer Taxes; Title Insurance. The parties acknowledge and agree that no party hereto expects any Transfer Taxes will be incurred or required to be paid in connection with this Agreement and the transactions contemplated hereby. Parent and the Stockholders’ Representative shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications or other documents with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns, questionnaires, applications or other documents with respect to Transfer Taxes, and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

7.5 Personnel Matters.

(a) For purposes of eligibility and vesting and benefit accruals under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained by Parent, the Surviving Entity, their respective Subsidiaries, or their respective Affiliates for the benefit of employees rendering services to the Company or the Surviving Entity and their respective Subsidiaries as of and after the Closing Date (each, a “Parent Plan”), Parent shall give, or shall cause the Applicable Employing Entity (as defined below) to give, each employee who is employed as of the Closing Date by the Company or any of its Subsidiaries (other than Patrick Whelan) and who accepts employment with Parent, the Surviving Entity, its Subsidiaries, or their Affiliates (each employee, an “Applicable Employee” and each employer, the “Applicable Employing Entity”), full credit for the service of such employees with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service. With respect to each Parent Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) and in which Applicable Employees are eligible to participate following the Closing Date, Parent shall, or shall cause the Applicable Employing Entity to, (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries under similar plans maintained by the Company and its Subsidiaries immediately prior to the Closing Date.

(b) At or promptly following the Closing Date, Parent shall, or shall cause the Applicable Employing Entity to, offer each Applicable Employee employment with an Applicable Employing Entity, in accordance with Schedule 7.5(b).

(c) Except as otherwise expressly provided in this Agreement, with respect to each Applicable Employee who accepts the offer of employment referenced in Schedule 7.5(b), Parent shall, or shall cause the Applicable Employing Entity to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each such Applicable Employee, arising under the terms of any employment, consulting, retention, severance, change-of-control or similar agreement (excluding, for the avoidance of doubt, the Employment Agreement), in accordance with the terms thereof in effect on the Closing Date and disclosed on Schedule 7.5(c).

(d) The Company shall take all actions necessary to cease contributions to, spin-off, and terminate the Company’s plan (the “Company 401(k) Plan”) within the multiple employer plan sponsored by Beazer and qualified under Sections 401(a) and 401(k) of the Code, and shall, or shall cause Beazer to, adopt written resolutions, the form and substance of which shall be reasonably satisfactory to Parent, to spin-off and terminate such Company 401(k) Plan and to one hundred percent (100%) vest all participants under such Company 401(k) Plan, such spin-off, termination, and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that such Company 401(k) Plan spin-off and termination may be made contingent upon the consummation of the transaction contemplated by this Agreement.

(e) The Company and Parent agree that all obligations to provide COBRA continuation coverage with respect to any “qualified beneficiary” who is covered by an Employee Plan that is a “group health plan” (as defined under COBRA) and who experiences or experienced a qualifying event on or prior to the Closing Date, including any “M&A qualified beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9), are being allocated hereunder to the Surviving Entity and Parent, subject to any such “qualified beneficiary” paying all applicable premiums in respect of such continuation coverage.

(f) Nothing contained in this Section 7.5 shall obligate Parent or any of its Affiliates to continue the employment of any employee of Parent, the Company, the Surviving Entity or any of their Subsidiaries or Affiliates for any period of time after the Closing, and this Section 7.5 shall not be construed to limit the ability of Parent or any of its Affiliates to terminate the employment of any employee of the Company or any of its Subsidiaries following the Closing in accordance with applicable Law and any pre-existing contractual relationship. Further, this Section 7.5 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 7.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.5 or be construed as an amendment, waiver, or creation of any benefit or compensation plan, program, agreement, contract, policy, or arrangement; provided that the Stockholders’ Representative (on behalf of one or more Applicable Employees) will have standing to enforce the terms of this Section 7.5.

7.6 Public Announcements. The Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto, in which case the party required to issue the press release or make the public statement shall use commercially reasonable efforts to allow the other parties reasonable time to comment on such press release or public statement in advance of such issuance. Notwithstanding anything herein or in the Confidentiality Agreement, if a party issues any press release or public statement in accordance with the proviso set forth in the immediately preceding sentence, each other party may issue such press release or make such other public statement regarding the fact that the Merger occurred (though in no event disclosing the Merger Consideration or other material terms) and so long as each such press release or public statement is not inconsistent in scope or content with the applicable press release or public statement made by the party that issued such press release or public statement in accordance with the proviso set forth in the immediately preceding sentence. The provisions of this Section 7.6 shall not be interpreted to prohibit the sharing by any party of information related to this Agreement or the transactions contemplated hereby in the ordinary course of business with such party’s (or such party’s Affiliates’) advisors, employees, officers, directors, limited partners, equity owners, financing sources and similar Persons related to such party or such Affiliate so long as such Persons need to know the disclosed information and are apprised of the confidential nature thereof and the party hereto that is disclosing such information shall be responsible for any breach by its or its Affiliates’ advisors, employees, officers, directors, limited partners, equity owners, financing sources and similar Persons. The parties have agreed upon the form of joint press release announcing the execution of this Agreement.

7.7 WARN Act Notice. Parent shall be solely responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any employee of the Surviving Entity or any of its Subsidiaries located in the United States, and shall indemnify and hold the Company harmless from any liability arising from any failure of Parent to comply fully with the foregoing covenant.

7.8 Tax Matters.

(a) Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) The Company shall use its reasonable best efforts to obtain a parachute payment waiver (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained. The Company shall use its reasonable best efforts to obtain approval from the stockholders of the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (“Section 280G Approval”). Copies of the Parachute Payment Waivers and the materials and information required for the Section 280G Approval shall have been provided to Parent in advance of distribution to the “disqualified individual” or the Company’s stockholders, as applicable, and Parent shall be provided with a reasonable opportunity to comment thereon (which comments shall not be unreasonably withheld, conditioned or delayed).

(c) [Reserved.]

(d) Subject to and in accordance with Article X, each of the Securityholders shall, severally and not jointly, on a pro rata basis based on the percentage of the Merger

Consideration received by such Securityholder pursuant to this Agreement, indemnify and defend the Parent Indemnified Persons and hold them harmless from and against (without duplication) (A) fifty percent (50%) of any Transfer Taxes, if any, which are incurred or required to be paid in connection with this Agreement and the transactions contemplated hereby and (B) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the Tax Effective Time of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which any of the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, (iii) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) all Taxes attributable to the liquidation of Beazer Realty Services Corp., a Delaware corporation (“BRSC”), after the Closing Date (provided that such liquidation is effectuated pursuant to Section 332 of the Code as a complete liquidation of BRSC into Parent or Taxable REIT Subsidiary of Parent, and Parent or such Taxable REIT Subsidiary, as applicable, reports such liquidation as a “section 332 liquidation”); provided, however, that, in the case of Taxes described in clauses (i), (ii) and (iii), the Securityholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes and actually taken into account as a reduction in determining the Merger Consideration in accordance with Section 2.6, and provided further that the Securityholders shall not be liable for any Taxes described in clause (i) to the extent attributable to any transaction occurring on the Closing Date after the Closing other than in the ordinary course of business. Except as provided in Section 7.8(f) (with respect to Taxes shown to be due on certain Tax Returns), the Securityholders shall reimburse the Company or any of its Subsidiaries for any Taxes that are the responsibility of the Securityholders pursuant to this Section 7.8(d) within ten (10) Business Days after (x) payment of such Taxes by Parent, Merger Sub, the Company or any of its Subsidiaries and (y) presentation by the Company or any of its Subsidiaries to the Stockholders’ Representative of a written request for such reimbursement, which request includes evidence of such Tax payment.

(e) The Securityholders and Parent shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authorities to close the Taxable period of the Company and its Subsidiaries at 11:59 p.m. on the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or any of its Subsidiaries and the amount of any sales, use, employment or withholding Taxes of the Company or any of its Subsidiaries shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (the “Tax Effective Time”) (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any of its Subsidiaries for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding any provision of this Agreement to the contrary, the Securityholders shall have no liability or obligation to indemnify or hold harmless the Company for any Loss with respect to Taxes to the extent such Loss results from a breach of a representation, warranty or obligation of Parent or Merger Sub set forth in this Agreement including, for the avoidance of doubt, the last sentence of Section 7.8(f).

(f) The Stockholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date, but that relate exclusively to Taxable periods ending on or before the Closing Date. Each such Tax Return shall (i) be delivered to Parent no later than ten (10) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not be filed unless it is approved by Parent prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. Parent shall prepare or caused to be prepared and file or cause to be filed all Straddle Period Tax Returns of the Company. Each such Tax Return shall (i) be delivered to the Stockholders’ Representative no later than ten (10) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not filed unless, to the extent it relates to any Pre-Closing Tax Period or portion thereof, it is approved by the Stockholders’ Representative prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. Parent and the Stockholders’ Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before 11:59 p.m. on the Closing Date. Parent shall not cause or permit the Company to file any amended Tax Return relating to any Pre-Closing Tax Period that could have an adverse effect on the Securityholders without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(g) (i) The Parent and the Company, on one hand, and the Securityholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by any other party to this Agreement, in connection with the filing of any Tax Return pursuant to this Section 7.8 and in any audit, claim, dispute or controversy relating to Taxes, including any proceeding, assessment or adjustment (“Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company and each Securityholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries and which relate to a Pre-Closing Tax Period or a Straddle Period until the expiration of the applicable statute of limitations (and, if notified in writing by another party, any extensions thereof), and (B) to abide by all record retention agreements entered into with any Governmental Authority. The Parties agree to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another party so requests, to give such other party possession of such books and records.

(ii) Parent and each Securityholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(iii) Parent and each Securityholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(h) (i) Except as otherwise provided in this Section 7.8(h), the party responsible for the Taxes under Section 7.8(d) (taking into account the effect of Section 7.8(e)) that is the subject of a Tax Contest shall control and bear the cost of the conduct of such Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes; provided, however, that neither the Securityholders, on the one hand, nor Parent and the Company, on the other hand, may compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect the other party or parties with respect to any Taxable period for which such other party or parties are responsible pursuant to this Section 7.8, without the prior written consent of such other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed). In the event a Tax Contest involves multiple Taxable periods, with respect to one or more of which Parent is responsible for the Taxes and one or more of which the Securityholders are responsible for the Taxes, then, except as otherwise provided in this Section 7.8(h), the control and the cost of the conduct of the Tax Contest shall be shared accordingly and each party shall cooperate fully, as and to the extent reasonably requested by the other party, in the conduct of such Tax Contest.

(ii) In the case of any Straddle Period, Parent shall control the conduct of such Tax Contest, and the Stockholders’ Representative (on behalf of the Securityholders) shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Securityholders under this Section 7.8, or to the extent the proceedings may adversely affect the Securityholders’ liability for Taxes relating to the Company. The party receiving the notice of such Tax Contest will provide the other party with notice in writing of such Tax Contest involving the Company within thirty (30) days (unless action is required sooner, then as soon as possible) of receiving such notice from the Governmental Authority. If the non-notifying party does not respond within thirty (30) days (unless action is required sooner, then as soon as possible) of any such notice, such party will be deemed to have elected not to participate in such Tax Contest. Parent shall not settle any such Tax Contest in a manner that would be reasonably expected to adversely affect the Securityholders, or any of them, without the prior written consent of the Securityholders (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required to be given by the Securityholders may be given by the Stockholders’ Representative and if given, shall be binding on all the Securityholders. In any Tax Contest involving a Straddle Period where the Stockholders’ Representative (on behalf of the Securityholders) elects to participate, each party shall bear its own costs for participating in such Tax Contest, and both Parties shall cooperate in good faith before any final resolution is reached. Notwithstanding anything else set forth herein to the contrary, the Stockholders’ Representative, on behalf of and at the Securityholders’ expense (including, without limitation, reimbursement by Securityholders of Parent’s and the Company’s out-of-pocket expenses incurred in connection with such contest), shall have the right to require the Company to contest any asserted Straddle Period Tax deficiencies for which Securityholders would have liability under this Section 7.8.

(i) All Tax-sharing agreements or similar agreements with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the day before the Closing Date and, from and after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(j) The foregoing agreements of the Securityholders shall be incorporated by reference in the Written Consents and the Equity Award Acknowledgment, Release and Indemnity Agreements, as the case may be.

7.9 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

7.10 Distributions. The Company shall be permitted to make (i) regular distributions on the Accommodation Shares, paid semi-annually in accordance with past practice at an annualized rate not to exceed $125.00 per Accommodation Share, and (ii) distributions, including under Section 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code; provided that the Company shall consult with Parent prior to making any such distributions, and shall use commercially reasonable efforts to pay consent dividends (as defined in Section 565 of the Code) instead of cash dividends. For the avoidance of doubt, any such consent dividends shall not be included in the calculation of Cash and Cash Equivalents for purposes of Section 2.6 or 2.11.

7.11 Approval of Stockholders. The Company shall use its reasonable best efforts and take all actions necessary to solicit and obtain Written Consents from all holders of Company Common Stock who have not executed and delivered Written Consent on the date of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject only to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Parent in writing:

8.1 Material Adverse Effect. There shall not have been a Company Material Adverse Effect since the date of this Agreement.

8.2 Representations and Warranties. (i) The representations and warranties set forth in Section 4.2 (Authorization; Enforceability), Section 4.25 (Vote Required) and Section 4.27 (No Other Broker), shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 4.6(a) (Capitalization) (together with the representations and warranties referred to in clause (i) and the representations and warranties set forth in Section 4.13 (Taxes), the “Essential Company Representations”) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

8.3 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.4 Written Consent; Dissenting Stockholders. The Written Consents delivered to Parent shall be in full force and effect and none of the Written Consents shall have been revoked or withdrawn. No holders of the outstanding shares of Company Common Stock shall have validly exercised their appraisal rights with respect to such shares.

8.5 Terminated Agreements. The Terminated Agreements shall have been terminated in accordance with Section 6.5.

8.6 Redemption of Accommodation Shares. All Accommodation Shares issued and outstanding as of immediately prior to the Closing shall have been redeemed in full.

8.7 Maximum Liabilities. The sum of (i) the Closing Liabilities, (ii) Indebtedness of the Company and its Subsidiaries that remains (or is expected to remain) outstanding as of immediately prior to the anticipated Closing, (iii) the Transaction Expenses that remain (or are expected to remain) outstanding as of immediately prior to the anticipated Closing, (iv) the Escrow Amount and (v) the Expense Fund Amount shall not exceed an amount equal to (x) $125,000,000 plus (y) an amount equal to the Cash and Cash Equivalents (excluding Restricted Cash) included in the calculation of the Aggregate Share Value; provided, that if the Estimated Net Adjusted Working Capital is negative, the amount of Cash and Cash Equivalents shall be reduced by the difference between zero and the Estimated Net Adjusted Working Capital for purposes of this clause (y).

8.8 No Prohibition or Injunction. No Law, injunction, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition shall have been entered, enacted, adopted, promulgated or issued or pending by any court of competent jurisdiction or other Governmental Authority which remains in effect and which makes illegal or would be reasonably expected to prohibit or prevent the consummation of the Merger or the transactions contemplated hereby.

8.9 Section 368 Opinion. Parent shall have received the written opinion of its counsel, Hogan Lovells US LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

8.10 REIT Opinion. Parent shall have received the written opinion of King & Spalding LLP, or other counsel reasonably acceptable to Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, for the Company’s initial taxable year that began on April 1, 2012 and ended on December 31, 2012, its taxable year ended December 31, 2013, and its taxable year that ends on the date of the Merger, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled the Company to meet the requirements for qualification and taxation as a REIT under the Code for such taxable years, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company.

8.11 Closing Deliveries. The Company shall have delivered to Parent:

(a) a certificate, dated as of the Closing Date, signed by a responsible officer of the Company on behalf of the Company and dated as of the Closing Date, certifying the Company’s (i) charter, (ii) bylaws, (iii) board resolutions approving the Merger and adopting this Agreement and (iv) the Written Consents of stockholders of the Company holding 100% of the outstanding Company Common Stock;

(b) a certificate, dated as of the Closing Date, signed by the Stockholders’ Representative on behalf of the Securityholders, as to compliance with the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6;

(c) a certificate, dated as of the Closing Date, signed by the Stockholders’ Representative on behalf of the Securityholders, certifying that: (i) each holder of Company Common Stock has executed and delivered a Written Consent, which such Written Consent included, among other things, (A) representations and warranties made by such holder of Company Common Stock to Parent and Merger Sub, (B) a release of claims by such holder of Company Common Stock, (C) a consent by such holder of Company Common Stock to the termination of certain agreements, (D) the approval by such holder of Company Common Stock of the Merger and the transactions contemplated by this Agreement, and the adoption of the indemnification and other obligations applicable to such holder of Company Common Stock on an individual basis set forth in Section 7.1, Section 7.8 and Article X of this Agreement and (E) a waiver by such holder of Company Common Stock of any appraisal rights, dissenting share rights or similar rights in connection with the Merger, in each case as set forth in the applicable Written Consent; (ii) true and complete copies of such Written Consents; (iii) no holder of Company Common Stock has revoked, modified or withdrawn its Written Consent; and (iv) Parent and Merger Sub are entitled to rely on such certificate and the Written Consents in satisfaction of the conditions precedent to the obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement set forth in this Section 8.11(c) and Section 8.11(o), respectively;

(d) a certificate, signed by a responsible officer of the Company on behalf of the Company and dated as of the Closing Date, setting forth the Company’s good faith calculation, as of immediately prior to the Closing, of (i) the Cash and Cash Equivalents of the Company and its Subsidiaries, (ii) the unpaid Indebtedness of the Company and its Subsidiaries, (iii) the unpaid Transaction Expenses and (iv) the Closing Liabilities;

(e) a payoff letter (each, a “Payoff Letter”) from each lender to the Indebtedness, including pursuant to the Company Credit Agreement, outstanding as of immediately prior to the Effective Time (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full, and that all liabilities thereunder and all Liens or other guarantees affecting any real or personal property of the Company or any Subsidiary will be released;

(f) with respect to any Transaction Expenses that remain unpaid as of immediately prior to the Closing, documentation reasonably satisfactory to Parent setting forth the amounts of all such unpaid Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Transaction Expenses shall have been paid in full;

(g) documentation reasonably satisfactory to Parent from each broker or finder of the Company releasing the Company from any indemnification or other obligations arising after the Closing pursuant to any engagement letter or other agreement with such broker(s) or finder(s);

(h) a certificate from the Department of Assessments and Taxations of the State of Maryland, dated within five (5) Business Days prior to the Closing Date, certifying that the Company is in good standing under the Laws of the State of Maryland;

(i) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2) from each shareholder of the Company or, in the case of any shareholder of the Company that is a “foreign person” within the meaning of Section 1445 of the Code, a copy of the Company certificate described in Section 8.11(n);

(j) if applicable, a Parachute Payment Waiver from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained;

(k) if applicable, evidence that the Company has submitted for or obtained approval from the stockholders of the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder;

(l) evidence that the employment agreement, dated May 2, 2012, with Patrick Whelan (the “Employment Agreement”) has been terminated and documentation reasonably satisfactory to Parent from Patrick Whelan releasing the Company and its successors from all known and unknown obligations thereunder;

(m) the organizational record books, minute books and corporate seal of the Company and its Subsidiaries;

(n) a certificate from the Company, signed by a responsible officer under penalties of perjury and dated as of the Closing Date, to the effect that the Company is and has been a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) throughout its existence and therefore the shares of the Company are not “United States real property interests” within the meaning of Section 897 of the Code;

(o) the Written Consents of any holders of Company Common Stock to the extent not delivered to Parent on the date hereof;

(p) the Escrow Agreement, duly executed by the Company and the Stockholders’ Representative;

(q) a Lock-Up Agreement, duly executed by each holder of Registrable Shares;

(r) the IP License Agreement, duly executed by Beazer Homes Holding Corp.; and

(s) the Non-Solicitation Agreement, duly executed by Beazer.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject only to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Company in writing:

9.1 Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect since the date of this Agreement that is continuing as of the Closing Date.

9.2 Representations and Warranties. (i) The representations and warranties set forth in Section 5.2 (Authorization; Enforceability) and Section 5.14 (Brokerage), shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 5.6(a)-(b) (Capitalization) (together with the representations and warranties referred to in clause (i), the “Essential Parent Representations”) shall be true and correct in all but de minimis respects as of the specific date set forth therein and (iii) each of the other representations and warranties of the Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

9.3 Performance. Parent shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by Parent prior to or on the Closing Date.

9.4 Section 368 Opinion. The Company shall have received the written opinion of its counsel, King & Spalding LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

9.5 REIT Opinion. The Company shall have received a written opinion of Hogan Lovells US LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, for Parent’s initial taxable year that ended on December 31, 2012 and its taxable year ended December 31, 2013, Parent has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, Parent to meet the requirements for qualification and taxation as a REIT under the Code for such taxable years and for its taxable year ended December 31, 2014, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent.

9.6 Closing Deliveries. Parent or Merger Sub, as applicable, shall have delivered:

(a) to the Exchange Agent, the Exchange Fund, delivered in accordance with Section 3.1;

(b) to the Escrow Agent, the Escrow Amount and the Expense Fund Amount, delivered in accordance with Section 2.10;

(c) the amounts required to be paid pursuant to Section 2.10;

(d) to the Company, a certificate, dated as of the Closing Date, signed by a responsible officer of Parent and Merger Sub on behalf of Parent and Merger Sub, as applicable, and dated as of the Closing Date, as to compliance with the conditions set forth in Sections 9.1, 9.2 and 9.3;

(e) to the Company, (i) a certificate from the Department of Assessments and Taxations of the State of Maryland, dated within five (5) Business Days prior to the Closing

Date, certifying that Parent is in good standing under the Laws of the State of Maryland, and (ii) a certificate from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to the Closing Date, certifying that Merger Sub is in good standing under the Laws of the State of Delaware; and

(f) the Escrow Agreement, duly executed by the Parent.

ARTICLE X

INDEMNIFICATION; ESCROW; STOCKHOLDERS’ REPRESENTATIVE

10.1 Indemnification.

(a) Survival. All representations and warranties and covenants of the parties contained in this Agreement or incorporated herein by reference or in any certificate or agreement delivered on behalf of the Company or Parent pursuant to this Agreement shall survive the Closing, subject to the limitations set forth in this Section 10.1. Except in the case of the Essential Company Representations, the Essential Parent Representations or claims based on fraud or intentional misrepresentation and Section 7.8 (which shall, in each case, terminate on, and no claim or action with respect thereto may be brought after the expiration of the applicable statute of limitations), (i) the representations and warranties contained in or made pursuant to this Agreement and (ii) all covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall, in each case, terminate on, and no claim or action with respect thereto may be brought after the date that is six (6) months after the date of this Agreement (the “Survival Date”). Notwithstanding any other provision of this Agreement, if any claim for Losses is asserted in writing by any Indemnified Person prior to the Survival Date, the indemnification obligations set forth in this Article X shall continue with respect to such claim until the resolution thereof in accordance herewith.

(b) Indemnification by Securityholders. Subject to the limitations set forth in this Article X, the Securityholders, each a “Seller Indemnifying Party,” will, subject to the provisions of Section 10.1(d) and Section 10.1(e), severally and not jointly, on a pro rata basis based on the percentage of the Merger Consideration received by such Securityholder pursuant to this Agreement, indemnify and hold harmless Parent, Merger Sub and the Surviving Entity and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Entity within the meaning of the 1933 Act (individually a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all Losses arising out of or resulting from:

(i) any breach of any representation or warranty of the Company set forth in this Agreement, excluding, for the sole purpose of determining Losses (and not for determining whether any such representation or warranty has been breached), the effect of any qualification with respect to materiality or Company Material Adverse Effect;

(ii) any breach of any covenant or agreement of the Company in this Agreement to be performed at or prior to the Closing, or any breach of any covenant or agreement of the Securityholders in this Agreement (including the Stockholders’ Representative acting on their behalf) to be performed after the Closing;

(iii) any claims of any actual holders of capital stock of the Company, or its Subsidiaries, including Company Stock Options and Company RSU Awards, relating to (A) the allocation among the Securityholders of the Company of the Merger Consideration paid by Parent pursuant to Section 2 and (B) any breach of fiduciary duties by the directors or officers of the Company in connection with this Agreement or the transactions contemplated hereby;

(iv) amounts paid to any holder of capital stock of the Company in connection with the exercise by such holder of appraisal rights in excess of amounts that would have been paid to such holder pursuant to Section 2.6 in the event that such holder had not exercised appraisal rights, and any costs or expenses, including reasonable attorneys’ fees, incurred by the Company in connection with any claims or proceedings relating thereto;

(v) any Transaction Expenses to the extent not paid at or prior to the Closing and which are not reflected in the certificate delivered pursuant to Section 8.11(d) or otherwise taken into account in determining the Final Closing Adjustment Amount;

(vi) the matters set forth on Schedule 4.9 to the extent such Losses are not accrued on the most recent balance sheet included in the Financial Statements or otherwise set forth as a current liability in calculating Net Adjusted Working Capital (as finally determined pursuant to Section 2.11);

(vii) in respect of Taxes, in accordance with Section 7.8;

(viii) any breach of any representation or warranty of the Company set forth in Section 4.13(n);

(ix) the matters set forth on Schedule 10.1(b)(ix);

(x) the matters set forth on Schedule 10.1(b)(x); and

(xi) the matters set forth on Schedule 10.1(b)(xi).

For the avoidance of doubt, any Losses in this Section 10.1(b) shall include any penalties paid to a Governmental Authority and any reasonable, out-of-pocket professional fees paid to resolve any disputes with such Governmental Authority.

In connection with any exercise by any Parent Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with the Stockholders’ Representative. Notwithstanding the foregoing, any indemnification of the Parent Indemnified Persons by the Securityholders pursuant to this Section 10.1 through the Escrow Account as provided in the Escrow Agreement shall be joint and several.

(c) Indemnification by the Parent. Subject to the limitations set forth in this Article X, the Parent will indemnify and hold harmless the Securityholders and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control any of the Securityholders within the meaning of the 1933 Act from and against any and all Losses arising out of or resulting from:

(i) any breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement, excluding, for the sole purpose of determining Losses (and not for determining whether any such representation or warranty has been breached), the effect of any qualification with respect to materiality or Parent Material Adverse Effect; or

(ii) any breach of any covenant or agreement made by the Parent or Merger Sub in this Agreement to be performed at or prior to Closing.

Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative will have standing to enforce the terms of this Article X (on behalf of the all or any of the Securityholders and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control any of the Securityholders within the meaning of the 1933 Act).

(d) Limitations of Liability. Other than Losses resulting from any claim based on fraud or intentional misrepresentation: (i) no Indemnifying Person (as defined below) shall be liable for Losses or other indemnification obligations pursuant to this Agreement unless and until the applicable Indemnified Person (as defined below) has incurred actual Losses in an aggregate amount greater than $100,000 (the “Threshold”), in which case such Indemnified Person shall be entitled, subject to the Escrow Limitation (as defined below), to indemnification under this Agreement from the applicable Indemnifying Person for all actual Losses suffered by such Indemnified Person regardless of the Threshold; (ii) except as set forth in the next succeeding sentence, the aggregate indemnification obligations of the Seller Indemnifying Parties pursuant to this Article X shall not exceed the Escrow Amount (the “Escrow Limitation”); and (iii) Parent shall not be liable for Losses or other indemnification obligations pursuant to this Agreement in excess of an amount equal to the Escrow Amount (the “Cap”). Notwithstanding the foregoing, none of the Threshold, the Escrow Limitation or the Cap shall apply to any Losses resulting from any matters set forth in Section 10.1(b)(ii)-(xi), any breach of an Essential Company Representation, any matters set forth in Section 10.1(c)(ii) or any breach of an Essential Parent Representation; provided, however, (x) with respect to any Losses resulting from any matters set forth in Section 10.1(b)(ii)-(xi) or any breach of an Essential Company Representation, no Seller Indemnifying Party shall be liable for Losses or other indemnification obligations pursuant to this Agreement (other than any covenant to be performed after the Closing) in excess of an amount equal to the portion of the Merger Consideration (based on the Parent Per Share Value) actually received by such Seller Indemnifying Party, and (y) with respect to any matters set forth in Section 10.1(c)(ii) or any breach of an Essential Parent Representation, Parent shall not be liable for Losses or other indemnification obligations pursuant to this Agreement in excess of an amount equal to the Merger Consideration. The amount of Losses that are subject to indemnification under this Article X shall be calculated net of (x) the amount of any insurance proceeds actually received by the Indemnified Person and any indemnity, contribution or other similar payment actually recovered from any third party with respect thereto, less the cost of any increase in insurance premiums resulting from such Losses and the cost of recovering or enforcing such indemnity, contribution or other similar payment from such third party and (y) any actual reduction in current Tax paid by such Indemnified Person or any Affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification in the year of such Losses.

(e) Sole Recourse. Except with respect to claims based on fraud or intentional misrepresentation, the indemnification provided in this Article X shall be the sole and exclusive post-Closing remedy available to the Parent Indemnified Persons and the Securityholders, respectively, for any Losses resulting from any matters set forth in Section 10.1(b) and Section 10.1(c), respectively (whether in contract or tort); provided, that nothing herein is intended to waive or bar any equitable remedies of a party. Except with respect to any Losses resulting from any matters set forth in Section 10.1(b)(ii)-(xi) or based on fraud or intentional misrepresentation or any breach of an Essential Company Representation (which shall be satisfied first from the Escrow Amount and, subject to the Survival Date, thereafter by the Seller Indemnifying Parties, severally and not jointly, on a pro rata basis based on the amount of Merger Consideration received by such Seller Indemnifying Parties), all indemnification obligations of the Seller Indemnifying Parties hereunder, including with respect to any Third Party Claim, shall be satisfied from the Escrow Amount and subject to the Escrow Limitation.

(f) Third Party Claims. A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Person”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Person”) in writing of any pending or threatened claim or demand asserted by a third party that the Indemnified Person has determined has given or could reasonably be expected to give rise to a right of indemnification under such agreement (such claim being a “Third Party Claim”), (i) describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, and (ii) specifying in reasonable detail (based upon information then possessed by the Indemnified Person) the individual items of such Losses included in the amount so stated and the provision(s) of this Agreement upon which such claim is based; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Person from any of its obligations under this Article X except to the extent the Indemnifying Person is prejudiced by such failure. The Indemnifying Person (in the case of the Seller Indemnifying Parties, as represented by the Stockholders’ Representative) shall forthwith have the right to assume the Good Faith Defense of such Third Party Claim at its own expense, provided, that an Indemnified Person shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the Indemnifying Person shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 10.1(f), or (ii) the Indemnified Person shall have reasonably concluded based on advice of outside counsel that there are defenses available to it which are contrary to, or inconsistent with those available to the Indemnifying Person. For purposes hereof, “Good Faith Defense” means legal defense conducted by reputable counsel of good standing. Each of the Indemnified Persons and the Indemnifying Persons:

(i) shall make available to each other any documents and materials in their possession or control that may be reasonably necessary to the defense of such claim or proceeding that are not subject to attorney-client privilege or third party confidentiality obligations; and

(ii) shall keep the other party informed of all material developments and events relating to such claim or proceeding.

The Indemnifying Persons shall have the right to settle, adjust or compromise such claim or proceeding; provided, that an Indemnifying Person shall not settle or compromise any such claim if such settlement or compromise would result in an order, injunction or other equitable remedy in respect of the Indemnified Person, or would otherwise have a direct non-de minimis effect upon Indemnified Person’s continuing operations, or would result in liabilities which, taken together with other existing claims under this Section 10, would not be fully indemnified hereunder; in each case, without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed.

With regard to Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Person upon the earliest to occur of: (i) if no appeal is made, the entry of a judgment against the Indemnified Person and the expiration of any applicable appeal period, or if earlier, twenty (20) days prior to the date that the judgment creditor has the right to execute the judgment unless an appropriate bond is posted by the indemnitor; (ii) the entry of a nonappealable judgment against the Indemnified Person; or (iii) as required by a settlement of the Third Party Claim.

(g) Adjustment to Initial Purchase Price. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Merger Consideration.

(h) Limitation on Contribution and Certain Other Rights. Each Seller Indemnifying Party hereby agrees that, if following the Closing, any claim for Losses is made by any Parent Indemnified Person or otherwise becomes due from such Seller Indemnifying Party pursuant to and in accordance with this Article X in respect of any Losses, such Seller Indemnifying Party shall not have any rights against the Company or any of its Subsidiaries in respect of such claim, in any such case to the extent of such Seller Indemnifying Party’s indemnification obligations pursuant to this Article X in respect of such Losses, whether by reason of contribution, indemnification, subrogation or otherwise, with respect thereto, notwithstanding the terms of the Company’s or its Subsidiaries’ charter, bylaws, other organizational documents or any other agreement between the Company or any of its Subsidiaries and such Seller Indemnifying Party.

10.2 Release From Escrow.

(a) Termination of Escrow; Release. The Escrow Amount (less any amounts that have previously been used to satisfy any claim or claims for Losses) shall be distributed in accordance with the Escrow Agreement upon the Escrow Release Date (as defined in the Escrow Agreement); provided, that a portion of the Escrow Amount that, as provided in the Escrow Agreement, is necessary to satisfy any pending, or resolved but not yet paid claims shall remain in the Escrow Account as set forth in the Escrow Agreement. Once released from the Escrow Account, such funds shall be free from all claims hereunder. Any portion of the Escrow Amount held as a result of the immediately preceding proviso shall be released to the Stockholders’ Representative or released to the relevant Indemnified Person (as appropriate) promptly upon resolution of each specific indemnification claim involved in accordance with the terms and conditions of the Escrow Agreement. Any portion of the Escrow Amount released to the Stockholders’ Representative shall be distributed to the Securityholders in the same order and priority as the distribution of the Merger Consideration pursuant to Section 3.2 and 3.3, in each case taking into account all prior distributions of the Merger Consideration.

10.3 Stockholders’ Representative

(a) KKR Fund Holdings L.P. (or its designee) shall be the agent and attorney-in-fact for each of the Securityholders to act as Stockholders’ Representative under this Agreement in accordance with the terms of this Section 10.3. Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each Stockholder, without inquiry, investigation or other obligation of Parent. In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by Securityholders representing a majority of the outstanding shares of Company Common Stock as of immediately prior to the Closing. As of the date hereof, the Stockholders’ Representative has designated Peter Glaser to act on behalf of the Stockholders’ Representative in its capacity as such.

(b) The Stockholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Securityholders (with full power of substitution in the premises) in connection with the transactions contemplated by this Agreement (i) to review and authorize all claims and disputes or question the accuracy thereof, (ii) to negotiate, settle and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, including distributions from the Escrow Account, and (iii) to take such further actions as are authorized in this Agreement or the other agreements contemplated hereby to be taken by the Stockholders’ Representative. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Stockholders’ Representative as the duly appointed attorney-in-fact of each Securityholder for purposes of taking such actions. Notices given to the Stockholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to Securityholders for all purposes under this Agreement.

(c) The appointment of the Stockholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 10.3 shall be effective and absolutely binding on each Securityholder that executes the Written Consent notwithstanding any contrary action of or direction from such Securityholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Securityholder shall not terminate the authority and agency of the Stockholders’ Representative. A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Article XII hereof, shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon the Securityholders. Parent is entitled to rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of all Securityholders. Neither Parent nor the Escrow Agent shall have any liability to any Securityholder based on any action taken by such Person in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

(d) The Stockholders’ Representative shall not be liable to Parent, the Company, the Surviving Entity, the Securityholders or to any other Person with respect to any action taken or omitted to be taken by the Stockholders’ Representative in its role as Stockholders’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Stockholders’ Representative. The Securityholders shall jointly and severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, claim, damage, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs fees and costs of other skilled professionals, and in connection with seeking recovery from insurers, judgments, fines, amounts paid in settlement and Stockholders’ Representative fees (collectively the “Representative Expenses”) reasonably incurred by the Stockholders’ Representative pursuant to this Agreement, the Escrow Agreement or any engagement letter entered into between the Securityholders and the Stockholders’ Representative with respect to the transactions contemplated by this Agreement. The Representative Expenses may be recovered (i) first, from the Expense Fund Amount and (ii) second, directly from the Seller Indemnifying Parties pro rata based on the amount of the Merger Consideration received at the Closing pursuant to Sections 3.2 and 3.3.

(e) The Expense Fund Amount shall be held by the Escrow Agent as agent and for the benefit of the Seller Indemnifying Parties in a segregated client account and shall be used for the purposes of (i) paying any fees and expenses of the Accounting Firm allocated to the Seller Indemnifying Parties pursuant to Section 2.11(e) and (ii) paying directly, or reimbursing the Stockholders’ Representative for, any Representative Expenses reasonably incurred by the Stockholders’ Representative pursuant to this Agreement, the Escrow Agreement or any engagement letter entered into between the Securityholders and the Stockholders’ Representative with respect to the transactions contemplated by this Agreement. Promptly following the Survival Date or, if sooner, as reasonably determined by Stockholders’ Representative that any remaining portion of the Expense Fund Amount is no longer required to be withheld, the Stockholders’ Representative shall distribute the remaining portion of the Expense Fund Amount (if any) to the Escrow Agent for further distribution to the Seller Indemnifying Parties in accordance with the terms of the Escrow Agreement and this Agreement.

ARTICLE XI

TERMINATION OF AGREEMENT

11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing only as follows:

(i) by mutual written consent of Parent and the Company;

(ii) by the written consent of either Parent or the Company if there has been a material breach or failure to perform on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform results in the conditions set forth in Article VIII (in the case of Parent being the terminating party) or Article IX (in the case of the Company being the terminating party), to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the other party of written notice of such breach or failure from the terminating party (it being understood and hereby agreed that no party may terminate this Agreement pursuant to this Section 11.1(a)(ii) if such breach or failure is cured within such thirty (30)-day period); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(a)(ii) shall not be available to any party if such party shall have materially breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform results in the conditions set forth in Article VIII or Article IX being incapable of being satisfied by the Outside Date (as defined below);

(iii) by the written consent of either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(a)(iii) shall have complied with its obligations under Section 7.3 to have any such Order vacated or lifted); or

(iv) at the written election of Parent or of the Company, if the Effective Time shall not have occurred on or before July 15, 2014 (the “Outside Date”); provided, however, that the right to terminate pursuant to this Section 11.1(a)(iv) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or prior to such date and such action or failure constitutes a breach of this Agreement.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

11.2 Survival After Termination. If this Agreement is terminated in accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except that the provisions set forth in Sections 6.2(b) and 7.6, this Section 11.2 and Article XII shall survive the termination of this Agreement. None of the parties hereto shall have any liability or obligation in respect of a termination of this Agreement, except with respect to Sections 6.2(b) and 7.6 and this Section 11.2; provided, that if such termination shall result from the willful and material breach by a party of any of its representations, warranties covenants or agreements set forth herein, the Company or Parent, as the case may be, shall be fully liable for any and all Losses incurred by the other party as a result of such breach, failure or termination.

ARTICLE XII

MISCELLANEOUS

12.1 Expense. Except as expressly provided in this Agreement, each party shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, the transactions contemplated by this Agreement and the satisfaction of such party’s obligations set forth in this Agreement.

12.2 Governing Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflict of Laws thereof.

(b) Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Maryland or Federal court of the United States sitting within the State of Maryland, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

12.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.4 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties and such Persons. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof, other than the third party beneficiaries enumerated in Section 7.2. Without the prior written consent of each of the parties hereto, this Agreement may not be assigned by any of the parties hereto; provided, that Merger Sub may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Parent upon written notice to the Company if such assignee assumes the obligations of Merger Sub hereunder and the representations and warranties made by Merger Sub in this Agreement are true and correct in all material respects with respect to such assignee as of the date of such assignment.

12.5 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by the Company and Parent.

12.6 Interpretation. When a reference is made in this Agreement to a section, an exhibit or schedule, such reference shall be to a section of, an exhibit to or a schedule to, this

Agreement unless otherwise indicated. The section number headings in the schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the schedules shall be deemed to be disclosed and incorporated into any other section of the schedules where such disclosure would be reasonably apparent on the face of such disclosure. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (ii) the word “or” shall not be exclusive; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the schedules and exhibits hereto; (iv) any reference to “days” means calendar days unless Business Days are expressly specified; and (v) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Company, Parent and Merger Sub have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement.

12.7 Counterparts. This Agreement may be executed in counterparts (any one of which may be by facsimile or other electronic means), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

12.8 Entire Agreement; Schedules. This Agreement, including the schedules, exhibits, certificates and lists referred to herein, the Ancillary Agreements and any documents or certificates executed or delivered by or on behalf of the parties simultaneously herewith or pursuant thereto, and the Confidentiality Agreement, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.

12.9 Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction:

(a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision; and

(b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.11 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed), or three (3) Business Days after being sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address as a party may designate by notice to the other):

If to Parent, Merger Sub or the Surviving Entity:

American Homes 4 Rent

30601 Agoura Rd, Suite 200

Agoura Hills, CA 91301

Attention: Chief Legal Officer

Telecopier: (805) 456-7859

with a copy to:

Hogan Lovells US LLP

1999 Avenue of the Stars, 14th Floor

Los Angeles, CA 90067

Attention: James Showen & Barry Dastin

Telecopier: (310) 785-4601

If to the Company:

Beazer Pre-Owned Rental Homes, Inc.

15990 N. Greenway Hayden Loop, Suite 190

Scottsdale, AZ 85260

Attention: Chief Executive Officer

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, GA 30309

Attention: Cal Smith

Telecopier: (404) 572-5100

If to the Stockholders’ Representative:

KKR Fund Holdings L.P.

9 West 57th Street, Suite 4160

New York, NY 10019

Attention: Peter Glaser

Telecopier: (212) 271-9943

12.12 Specific Performance; Injunctive Relief. In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, and subject to the express limitations contained in this Agreement, each of the parties will be entitled to seek specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the transactions contemplated hereby in the event of breach prior to the Closing by the other party. The foregoing sentence will not be construed as a waiver by any party of any right such Person may now have or hereafter acquire to monetary damages from the other parties.

12.13 Attorney-Client Privilege and Conflict Waiver.

(a) In any dispute or proceeding arising after the Effective Time under or in connection with this Agreement or any the other agreement contemplated hereby, the parties agree that any of the stockholders or the optionholders of the Company shall have the right, at their election to retain the firm of King & Spalding LLP (“King & Spalding”) to represent them in such matter, and Parent and the Surviving Entity (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive and consent to any such representation in any such mater.

(b) Each of the parties further agrees that, as to all communications among King & Spalding, the Company, any of its Subsidiaries and any stockholder and any Optionholder of the Company, but only to the extent relating to this Agreement, any other agreement contemplated hereby and the transactions contemplated hereby and thereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the stockholders and Optionholders of the Company, as applicable, and shall not pass to or be claimed by the Surviving Entity or any of its Affiliates.

(c) If the transactions contemplated by this Agreement and the other agreements contemplated hereby are consummated, (i) the Surviving Entity and its Subsidiaries shall have no right of access to or control over any of King & Spalding’s records related to such transactions, which shall become the property of (and be controlled by) the stockholders and Optionholders of the Company, as applicable; and (ii) it would be impracticable to remove from the records (including emails and other electronic files) of the Company and its Subsidiaries any privileged communications with King & Spalding. The Company and its Subsidiaries, Parent and Merger Sub agree to use their respective reasonable best efforts not to access, review or otherwise use, examine or rely upon such privileged communications that may remain in the records of the Company or its Subsidiaries, and the parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Company or its Subsidiaries.

(d) Furthermore, in the event of a dispute between any stockholders or Optionholders of the Company, on the one hand, and the Company or any of its Subsidiaries, on the other hand, relating to this Agreement or any Ancillary Agreement or any other agreement contemplated hereby and the transactions contemplated hereby and thereby, where King & Spalding acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Parent, the Surviving Entity or the stockholders or optionholders of the Company, as applicable, any information or documents developed or shared during the course of King & Spalding’s joint representation of the stockholders and Optionholders of the Company and the Company and its Subsidiaries.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

“Parent”

AMERICAN HOMES 4 RENT

By:	/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

“Merger Sub”

AMH PORTFOLIO ONE, LLC

By:	/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

“Company”

BEAZER PRE-OWNED RENTAL HOMES, INC.

By:	/s/ Terence McNally
Name: Terence McNally
Title: Chief Financial Officer

“Stockholders’ Representative”*

KKR Fund Holdings L.P.

By:	/s/ Peter M. Glaser
Name: Peter M. Glaser
Title: As Designee

* Solely for purposes of agreeing to be bound by Section 2.10, Section 10.3 and Article 12 hereof

[Signature Page to Agreement and Plan of Merger]